Exhibit 10.134
United States District Court
Middle District of Florida
Orlando Division

IN RE
CNL HOTELS & RESORTS, INC.	Case No. 6:04-cv-1231-Orl-31KRS
SECURITIES LITIGATION	(Consolidated with 6:04-cv-1341-Orl-19JGG)

CLASS ACTION

STIPULATION OF SETTLEMENT
STIPULATION OF SETTLEMENT
     This Stipulation of Settlement is entered into by, between, and among the Parties (defined below), by and through undersigned Co-Lead Counsel and counsel for the Settling Defendants.
     WHEREAS: A putative class action captioned Campbell v. CNL Hotels & Resorts, Inc., et al., Case No. 6:04-cv-1231-Orl-31KRS, was commenced in the United States District Court for the Middle District of Florida on or about August 16, 2004 (the “Campbell Action”);
     WHEREAS: A putative class action captioned Wong v. CNL Hotels & Resorts, Inc., et. al., Case No. 6:04-cv-01341-PCF-JGG, was commenced in the United States District Court for the Middle District of Florida on or about September 8, 2004 (the “Wong Action”);
     WHEREAS: By Order of the Court, dated November 10, 2004, the Campbell Action and the Wong Action were consolidated for all purposes under the caption In re CNL Hotels & Resorts, Inc. Securities Litigation, Case No. 6:04-cv-1231-Orl-31KRS (the “Action”);
     WHEREAS: On December 21, 2004, pursuant to 15 U.S.C. §§ 77z-1(a)(3)(B) and 78u-4(a)(3)(B), Plaintiff Macomb County ERS was appointed as Lead Plaintiff for the Proxy Class, the Barack Trust was appointed as Lead Plaintiff for the Purchaser Class, Chimicles & Tikellis LLP was appointed as Lead Litigation Counsel and Co-Lead Counsel, Labaton Sucharow & Rudoff LLP was appointed as Co-Lead Counsel for Macomb County ERS, and Wolf Haldenstein Adler Freeman & Herz LLP as Co-Lead Counsel for the Barack Trust. For purposes of this

Settlement, Chimicles & Tikellis LLP is designated as Lead Litigation Counsel, and Chimicles & Tikellis LLP, together with Labaton Sucharow & Rudoff LLP and Wolf Haldenstein Adler Freeman & Herz LLP, are designated as Co-Lead Counsel;
     WHEREAS: Plaintiffs filed the Consolidated Amended Class Action Complaint and the Corrected Consolidated Amended Class Action Complaint (“Amended Complaint”), seeking damages for alleged violations of the federal securities laws and state common law, on or about December 13, 2004 and December 23, 2004, respectively;
     WHEREAS: Settling Defendants moved to dismiss the Amended Complaint and the Action in its entirety on February 11, 2005. The Court issued rulings on May 9, 2005, denying in part and granting in part Settling Defendants’ motions and the Court held in abeyance its ruling on Count III of the Amended Complaint;
     WHEREAS: Following the Court’s May 9, 2005 rulings on Settling Defendants’ motions to dismiss, on May 31, 2005, plaintiffs filed and served the Consolidated First Amended Class Action Complaint for Violation of Federal Securities Laws and Derivative Action for Breaches of Fiduciary Duties (“First Amended Complaint”);
     WHEREAS: Settling Defendants moved to dismiss the First Amended Complaint and the Action in its entirety on July 22, 2005. Following oral argument, the Court issued rulings on September 9, 13, 20, and 21, 2005, denying in part and granting in part Settling Defendants’ motions;
     WHEREAS: On October 10, 2005, plaintiffs filed the Consolidated Second Amended Complaint which seeks damages for alleged violations of the federal securities laws and state common law (“Operative Complaint”);
     WHEREAS: Settling Defendants moved to dismiss, in part, and strike, in part, the Operative Complaint on November 9, 2005. This set of motions was fully briefed and was scheduled for oral argument before the Court on December 20, 2005; and

     WHEREAS: On December 16, 2005, the Court postponed resolution of the motions to dismiss and to strike portions of the Operative Complaint, pending settlement discussions among the Parties.
     NOW, THEREFORE, in consideration of the mutual undertakings and consideration provided for herein, the Lead Plaintiffs, on behalf of themselves and the Class, on the one hand, and the Settling Defendants, on the other hand, subject to approval by the Court pursuant to Fed. R. Civ. P. 23(e), hereby stipulate and agree that the Action is hereby settled and compromised upon the following terms and conditions:
I. DEFINITIONS
     For purposes of this Stipulation of Settlement (“Stipulation of Settlement” or “Stipulation”) and the attached exhibits (which are an integral part of this Stipulation and are incorporated herein in their entirety by this reference), the following terms have the indicated meanings, unless a part or subpart of this Stipulation of Settlement or its exhibits otherwise provides. All other capitalized terms used in this Stipulation and all ancillary documents relating to the proposed Stipulation of Settlement shall have the meaning ascribed to them herein.
a.	“Advisor” means CNL Hospitality Corp., on its behalf and on behalf of its parents, subsidiaries (whether corporations, limited liability companies, or partnerships), affiliates, successors, and assigns.

b.	“Advisor Fee Reduction Agreements” means the Amended and Restated Renewal Agreement, dated as of December 30, 2005, between CHR and the Advisor, and the Payment Agreement, dated as of December 30, 2005, between CHR and the Advisor, and the terms therein that were set forth in the Preliminary Term Sheet for the Payment of Certain Advisory Fees, dated December 8, 2005.

c.	“Amended Merger Agreement” means the Amended and Restated Merger Agreement, dated April 3, 2006, the principal terms of which are set forth in the Summary of Principal Terms of Proposed Amended and Restated

Merger Agreement, dated December 5, 2005. As provided herein, CHR intends to promptly seek stockholder approval of the Amended Merger Agreement pursuant to the New Proxy.

d.	“Attorneys’ Fees and Expenses” means the attorneys’ fees and expenses that are awarded to Plaintiffs’ Counsel in connection with the prosecution and settlement of the Action, including, without limitation, expert fees, and costs and expenses incurred by or in connection with, experts, consultants, claims administration and notice.

e.	“Cash Settlement Fund” means cash, Notes, and interest on the Notes, if any, to be paid by or on behalf of Settling Defendants, as set forth in Section II.C., below, including any interest or investment earnings thereon.

f.	“Charter” means the Articles of Amendment and Restatement of CHR, filed with, and accepted for record by, the State Department of Assessments of Maryland on July 21, 2003, as amended and supplemented from time to time.

g.	“Charter Amendments” means amendments to the Charter for which CHR will seek approval by its shareholders pursuant to the New Proxy.

h.	“CHR” means CNL Hotels & Resorts, Inc., formerly known as CNL Hospitality Properties, Inc., its parents, subsidiaries (whether corporations, limited liability companies, or partnerships), operating partnerships, affiliates, successors, and assigns.

i.	“Claims Administrator” means Complete Claim Solutions, Inc., retained by Co-Lead Counsel to distribute to the Class the Notice of Pendency and Proposed Settlement, and, which shall be responsible (under Co-Lead Counsel’s supervision) for administering and distributing the Net Settlement Consideration.

j.	“Class” means collectively the Purchaser Class and the Proxy Class.

k.	“Class Notice” means the Notice of Pendency and Proposed Settlement of Class Action, substantially in the form annexed hereto as Exhibit C, that is to be mailed to the Class.

l.	“Co-Lead Counsel” means: The law firms of Chimicles & Tikellis LLP; Labaton Sucharow & Rudoff LLP; and Wolf Haldenstein Adler Freeman and Herz LLP.

m.	“Confirmatory Discovery” means the discovery conducted by Co-Lead Counsel relating to the allegations in the Action that was necessary for Co-Lead Counsel to confirm the reasonableness of the Settlement.

n.	“Costs of Notice and Administration” means: All costs and expenses incurred in connection with: (i) providing the Class Notice to Class members; (ii) the administration of the claims of Class members; (iii) making the distributions, from time to time, of the Net Settlement Consideration to Class members; (iv) taxes on the Cash Settlement Fund, including the costs and expenses incurred in connection with filing tax returns and related documents; and (v) any costs associated with any escrow accounts or the retention of the Class’s agent.

o.	“Court” means the United States District Court for the Middle District of Florida, Orlando Division, and the Honorable Gregory A. Presnell, to whom this Action has been assigned.

p.	“CSC” means CNL Securities Corp., its parents, subsidiaries (whether corporations, limited liability companies, or partnerships), affiliates, successors, and assigns.

q.	“Effective Date” means: The date by which all of the following have occurred: (1) the Stipulation of Settlement has been finally approved by the Court; (2) the Judgment has been entered by the Court and not vacated or materially modified upon appeal or otherwise, unless such material modifications are agreed to in writing by the Settling Defendants and Co-Lead Counsel; (3) the dismissal with prejudice of the Action as against each and all of the Settling Defendants; and (4) either (i) the time to appeal, or otherwise seek review of the Judgment, has expired without any appeal having been taken or review sought; or (ii) if an appeal is taken or review sought, the expiration of five (5) days after the final decision on any such appeal or review shall have been rendered by the highest court before which appeal or review is sought and such decision is not subject to further judicial review, or such appeal has been dismissed.

r.	“Escrow Agency Agreement” means: The Agreement entered into among Chimicles & Tikellis LLP and the Investment Agent selected by Co-Lead Counsel to govern the creation and operation of the Settlement Fund Account, an interest-bearing escrow account to be held by the Investment Agent. A copy of the Escrow Agency Agreement is attached as Exhibit B.

s.	“Investment Agent” means Wachovia Bank.

t.	“Investment Data” means the information that will be provided to each Purchaser Class member concerning the Class member’s investment(s) in CHR.

u.	“Judgment” means the Order approving the Settlement and this Stipulation of Settlement, and the Final Judgment entered pursuant to that Order, in the form attached as Exhibit A.

v.	“Lead Litigation Counsel” means the law firm of Chimicles & Tikellis LLP.

w.	“Listing” means the listing of the shares of CHR on a national securities exchange or over-the-counter market.

x.	“Named Plaintiffs” means Mary M. Campbell, Macomb County Employees’ Retirement System, Elizabeth Hawkins Barack Revocable Living Trust, Raymond Roberts, Victor Libov, and Edwin Wong.

y.	“Net Settlement Consideration” means the Cash Settlement Fund less any Costs of Notice and Administration, Attorneys’ Fees and Expenses, and Costs, taxes, and any other costs or expenses allowed by the Court from time to time.

z.	“New Proxy” means the proxy statement generated pursuant to Section 14(a) of the Securities Exchange Act of 1934 that will be filed with the United States Securities and Exchange Commission (“SEC”), seeking CHR stockholder approval of the Amended Merger Agreement.

aa.	“Notes” are the three (3) unsecured promissory notes referred to and described in Section II.C.2. hereof.

bb.	“Parties” means any party in this Action, including: (i) the Named Plaintiffs; (ii) the Class; and (iii) the Settling Defendants. All Parties are represented by counsel who are signatories to this Stipulation.

cc.	“Plaintiffs’ Counsel” means the law firms of Chimicles & Tikellis LLP; Labaton Sucharow & Rudoff LLP; Wolf Haldenstein Adler Freeman and Herz LLP; Glancy Binkow & Goldberg LLP; Miller Shea P.C.; Lasky & Rifkind; VanOverbeke, Michaud & Timmony, P.C.; and Cooper, Ridge & Lantinberg, P.A.

dd.	“Plan of Allocation” means the terms and procedures that will be used by the Claims Administrator in calculating, allocating, and distributing the Net Settlement Consideration to Class members. The Plan of Allocation shall be submitted for approval to the Court separately by Co-Lead Counsel. Settling Defendants take no position with respect to the Plan of Allocation, but Settling Defendants have the right to review the Plan of Allocation before its submission to the Court. Any Court proceedings with respect to the Plan of Allocation shall not delay the Court’s consideration and approval of the Stipulation of Settlement.

ee.	“Preliminary Approval Order” means the Order substantially in the form annexed hereto as Exhibit D, granting preliminary approval of the Settlement and the Plan of Allocation.

ff.	“Purchaser Class” means, pursuant to Fed. R. Civ. P. 23(a) and (b)(3), a class of all persons who purchased or otherwise acquired CHR securities issued or offered pursuant to or by means of CHR’s registration statements and/or prospectuses between August 16, 2001 and August 16, 2004, inclusive. For purposes of this definition, the date on which the member of the Purchaser Class “purchased” or “otherwise acquired” the CHR securities shall be the date reflected on CHR’s share data as the “Admission Date.”

gg.	“Proxy Class” means, pursuant to Fed. R. Civ. P. 23(a) and (b)(2), a class of all persons who were entitled to vote on the proposals presented in the proxy statement filed with the SEC by CHR, dated June 21, 2004, as amended or supplemented by the additional proxy solicitation materials filed on July 7, July 8, and July 20, 2004 (“Proxy”).

hh.	“Released Persons” shall include the Settling Defendants, any previously named defendants, any of their affiliates, including without limitation, limited liability companies, partnerships and corporations (including those that are minority-owned ) (collectively, “Affiliates”), their predecessors and successors, and any person or entity that could have been named by the plaintiffs as defendants in the Action as participants in the allegedly actionable or wrongful conduct described therein, and their respective past and present officers, directors, managers, partners, employees, agents, consultants, advisors, attorneys, accountants, experts, or representatives.

ii.	“Sale” or “Sales” (i) means any transaction or series of transactions whereby: (A) CHR sells, grants, transfers, conveys or relinquishes its ownership of any property or portion thereof, including the lease of any property consisting of the building only, and including any event with respect to any property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) CHR sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of CHR in any joint venture in which it is a co-venturer or partner; (C) any joint venture in which CHR as a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any property or portion thereof, including any event with respect to any property which gives rise to insurance claims or condemnation awards; or (D) CHR sells, grants, conveys, or relinquishes its interest in any mortgage loan, secured equipment lease, or other asset, or portion thereof, including any event with respect to any mortgage loan, secured equipment lease or other asset which gives rise to a significant amount of insurance proceeds or similar awards, but (ii) shall not include any transaction or series of transactions specified in clause (i)(A), (i)(B), or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more properties within one hundred eighty (180) days thereafter.

jj.	“Settled Claims” shall include any statutory, regulatory, equitable, legal, common-law or other claims, causes of action, suits, liabilities, obligations, expenses, costs, penalties, damages, demands, and/or any other remedies of any nature whatsoever, under federal, state, local or any other law (including Unknown Claims and including, without limitation, claims within the exclusive jurisdiction of the federal courts), whether legal or equitable, known or unknown, whether or not matured, accrued, or ripe, that are based upon or related to, or arise out of, in whole or in part, (a) the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act that were alleged or could have been alleged in the Action, or (b) any count or allegation contained in any complaint in the Action by any Named Plaintiff or the Class against each and all of the Released Persons, through the date when Judgment is entered dismissing the Action with prejudice.

kk.	“Settlement Consideration” means the consideration and benefits set forth in Section II, below.

ll.	“Settlement Fund Account” means the interest-bearing account at Investment Agent in which the Cash Settlement Fund will be deposited (or cause to be deposited) by Settling Defendants.

mm.	“Settlement Hearing” or “Final Settlement Hearing” mean the hearing to be scheduled by the Court to determine whether the proposed Settlement and the Plan of Allocation are fair, reasonable and adequate and should be approved pursuant to Fed. R. Civ. P. 23(e).

nn.	“Settling Defendants” means any or all of: CHR; Advisor; CSC (former party dismissed by Court Order, dated September 20, 2005); James M. Seneff, Jr.; Robert A. Bourne; Thomas J. Hutchison III; John A. Griswold; Charles E. Adams; Lawrence A. Dustin; Craig M. McAllaster; and Robert E. Parsons, Jr. Because former directors Adams and Dustin did not participate in matters discussed in Sections II. A. and II. B., they are by necessity not joining in the acknowledgements therein.

oo.	“Summary Notice” means the form of Summary Notice of Pendency and Proposed Settlement of Class Action that is to be published in accordance with paragraph 12 of the proposed Preliminary Approval Order, substantially in the form annexed hereto as Exhibit F.

pp.	“Unknown Claims” means any Settled Claim that any Named Plaintiff or the Class does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Persons which, if known by him, her, or it, might have affected his, her, or its settlement with and release of the Released Persons, or might have affected his, her, or its decision not to object to this settlement.
II. SETTLEMENT CONSIDERATION
     In consideration of the covenants and mutual promises provided for herein and in full, complete and irrevocable satisfaction and settlement of the Action and of all Settled Claims, the Settlement Consideration shall consist of the following:
     A. Amended Merger Agreement:
     CHR and the Advisor have executed the Amended Merger Agreement. Settling Defendants acknowledge that the Action was a material factor that was taken into account in connection with the terms of the Amended Merger Agreement.
     B. Advisor Fee Reduction Agreements:
     CHR and the Advisor have executed the Advisor Fee Reduction Agreements. Settling Defendants acknowledge that the Action was a material factor that was taken into account in connection with the terms of the Advisor Fee Reduction Agreements. CHR and the Advisor represent that the Advisor Fee Reduction Agreements: (i) have received approval by all necessary persons; (ii) do not require CHR stockholder approval; and (iii) are effective without further review or approval by any person.
     C. Cash Settlement Fund:
     1. In connection with the Purchaser Class claims asserted pursuant to Sections 11 and 15 of the 1933 Securities Act, CHR will pay, or cause to be paid, in settlement of the Settled Claims, the following amounts to be deposited into the Settlement Fund Account:

a.	“2006 Cash Consideration:” At a date of CHR’s choosing, which shall be no later than January 15, 2007, or the Effective Date, whichever is later, the sum of $3,700,000;

b.	“2007 Cash Consideration:” At a date of CHR’s choosing, which shall be no later than January 15, 2008, the sum of $15,650,000; and

c	“2008 Cash Consideration:” At a date of CHR’s choosing, which shall be no later than January 15, 2009, the sum of $15,650,000.
     2. The 2006 Cash Consideration, the 2007 Cash Consideration, and the 2008 Cash Consideration shall be evidenced by non-interest bearing, unsecured Notes from CHR. Not later than three (3) business days following the Effective Date, CHR shall deliver to Lead Litigation Counsel the three (3), fully executed, promissory notes substantially in the form of Exhibit E hereto (collectively, the “Notes,” individually, the “Note”):
     a. The 2006 Cash Consideration Note shall be in the principal amount of three million seven hundred thousand dollars ($3,700,000), made payable to the order of “Chimicles & Tikellis LLP as attorneys for the benefit of the Purchaser Class.” The maturity date of the 2006 Cash Consideration Note shall be January 15, 2007.
     b. The 2007 Cash Consideration Note shall be in the principal amount of fifteen million six hundred fifty thousand dollars ($15,650,000), made payable to the order of “Chimicles & Tikellis LLP as attorneys for the benefit of the Purchaser Class.” The maturity date of the 2007 Cash Consideration Note shall be January 15, 2008.
     c. The 2008 Cash Consideration Note shall be in the principal amount of fifteen million six hundred fifty thousand dollars ($15,650,000), made payable to the order of “Chimicles & Tikellis LLP as attorneys for the benefit of the Purchaser Class.” The maturity date of the 2008 Cash Consideration Note shall be January 15, 2009.
     d. If any amount due to be paid by CHR on any Note is not timely received by Lead Litigation Counsel, payment and maturity on that Note and any remaining Notes shall be immediately accelerated, with all amounts due under the unpaid Notes immediately due and payable, and interest, at the rate of ten (10) percent per annum, compounded annually, shall immediately begin accruing on the total amount due on the remaining Notes, commencing on a date ninety (90) days prior to an Event of Default (as defined in the Notes).
     e. If CHR fails to make any payment provided for under the preceding paragraph, Co-Lead Counsel may exercise any and all rights they may have under law, and/or this Stipulation of Settlement, to secure payment of the defaulted Note(s) including the acceleration of payment and maturity of the remaining Notes, and the accrual of interest thereon.
     f. In the event that CHR is acquired or enters into any combination, merger, or other business transaction whereby CHR’s obligation under the Notes is conveyed, transferred, or assigned to another entity, other than any combination, merger, or other business transaction with an affiliate of CHR, CHR shall:
(i)	Immediately notify Lead Litigation Counsel of such event;

(ii)	Make certain that the underlying transaction documents specifically state that CHR’s successor or assign, or other entity to which the Note obligation is being conveyed, shall fulfill the obligations under the

Notes to the extent not already done so by the date of such conveyance, transfer, or assignment.
     g. In the event that CHR engages in a business transaction that results in a Sale of more than 50% of its assets and the net proceeds of such transaction are not reinvested in one or more properties within one hundred eighty (180) days thereafter, the Notes shall become immediately due and payable, unless CHR receives Lead Litigation Counsel’s prior written consent (not to be unreasonably withheld, delayed, or conditioned) or makes adequate provision to assure timely payment of the amounts due (and not then paid) under the Notes. For purposes of this section, 50% of assets shall be calculated as the gross sale price of the assets to be sold divided by the gross value of all assets owned by CHR as of the end of the fiscal quarter immediately preceding the proposed sale.
     h. In the event of an orderly liquidation following December 31, 2007 pursuant to Section 11.1 of the Charter (or corresponding provision following the approval of the Charter Amendments), the following provisions will apply:
(i)	If an orderly liquidation occurs pursuant to which CHR’s assets are sold over a period of time, CHR shall establish an interest bearing escrow account for the benefit of the Purchaser Class. Liquidation proceeds in an amount equal to the then current outstanding principal due on the Notes will be deposited in the escrow account before any liquidating distribution is made to CHR shareholders. Interest accruing and paid with respect to funds in such account shall inure to the benefit of CHR’s shareholders generally.

(ii)	If the liquidation event involves a transaction in which the CHR shareholders are to receive securities of a successor entity as consideration for their stock, and if there is a dispute among the Parties as to whether the transaction adversely affects the ability of the surviving company to timely satisfy its obligations under the Notes, the Court will retain jurisdiction to determine whether the then outstanding principal due on the Notes will become due and payable no later than the effective date of such transaction, unless CHR obtains Lead Litigation Counsel’s written consent (not to be unreasonably withheld, delayed, or conditioned) to the assignment of the Notes to the successor entity.

(iii)	If the liquidation event involves a merger, consolidation, acquisition or other business combination where the CHR shareholders receive cash as consideration for their stock, CHR shall cause to be established an interest bearing escrow account for the benefit of the Purchaser Class. Merger, consolidation, acquisition, or other business combination proceeds in an amount equal to the then current outstanding principal due on the Notes is to be deposited in the escrow account before any payment is made to CHR shareholders. Interest accruing and paid with respect to funds in such account shall inure to the benefit of CHR’s shareholders generally.
     D. Consideration of Liquidation:

     1. CHR’s Board of Directors, or a committee thereof, shall pass a resolution(s), no later than the date on which the Parties apply to the Court for Preliminary Approval of the Settlement, adopting the corporate governance policy described below, to become effective and implemented upon the Effective Date:
Any proposal by CHR to its shareholders to approve an amendment to extend the December 31, 2007 date specified in the Charter by which CHR must commence an orderly Liquidation shall first be reviewed and approved by a committee consisting solely of at least three (3) of CHR’s independent directors (as defined by applicable SEC Rule), which committee shall retain an advisor of its choosing to assist such committee in the evaluation of such a proposal. A copy of any final evaluation by the advisor presented to the committee shall be made available to Co-Lead Counsel for inspection on a confidential basis. Co-Lead Counsel shall not retain any copy of such evaluation. Co-Lead Counsel’s reasonable comments to such evaluation will be taken into consideration by such committee in its sole discretion.
     2. This “Consideration of Liquidation” mechanism shall remain in place only until June 1, 2008, unless CHR is in violation of its Charter relating to commencement of an orderly Liquidation, in which event, it shall remain in place until the earlier of Listing or the commencement of the orderly Liquidation.
     E. Related-Party Transaction Committee:
     1. CHR’s Board of Directors, or a committee thereof, shall pass a resolution(s), no later than the date on which the Parties apply to the Court for Preliminary Approval of the

Settlement, adopting the following corporate governance policy, to become effective and implemented upon the Effective Date:
All transactions with management and others that are reportable under Item 404 of Regulation S-K by CHR shall be considered by a committee of CHR’s Board of Directors consisting solely of directors who do not have a financial interest in the transaction being considered. The committee shall be authorized to retain an advisor(s) and counsel of its choice as it deems appropriate, at CHR’s expense. Such committee and its advisors/counsel shall review and, in its discretion, provide comments on the contents and wording of any disclosure to shareholders and in any SEC filing with respect to any Related-Party Transaction.
     2. The “Related Party Transaction Committee” mechanism shall remain in place only until the earlier of June 1, 2008 or Listing.
     F. New Proxy:
     1. Upon execution of the Amended Merger Agreement, CHR will seek with a New Proxy the approval by CHR’s shareholders of the Amended Merger Agreement and the Charter Amendments.
     2. Co-Lead Counsel will be given a reasonable opportunity to review and comment on the New Proxy and all related materials for the purposes of compliance with all applicable securities and corporate fiduciary laws, rules, and regulations.
     3. Any reasonable comments by Co-Lead Counsel on the New Proxy will be taken under consideration by CHR in its sole discretion. Subject to being given reasonable opportunity (for the avoidance of doubt, five (5) business days shall be considered a reasonable opportunity) for conducting such review and providing such input, Co-Lead Counsel and Named Plaintiffs agree that they will fully support shareholder approval of the merger of the Advisor into CHR and the Charter Amendments as being fair and reasonable, and in the best interests of CHR and its shareholders.
III. SETTLEMENT FUND ACCOUNT
     1. Lead Litigation Counsel shall administer the Settlement Fund Account.
     2. All releases or withdrawals of funds from the Settlement Fund Account shall be in accordance with a Court order.
     3. The Settlement Fund Account shall be invested in accordance with the Escrow Agency Agreement; however, a reasonable amount of the Cash Settlement Fund may be held in cash for purposes of paying taxes and the costs associated with Costs of Notice and Administration.
     4. Any interest or income shall accrue to the benefit of the Settlement and the Cash Settlement Fund, and all principal and interest will be subject to allocation among the Purchaser Class members and Plaintiffs’ Counsel entitled to participate in the Settlement upon the Effective Date.
     5. The Parties agree that the Settlement Fund is intended to be a “Qualified Settlement Fund” within the meaning of Treasury Regulation § 1.468B-1, and thus any tax liability on interest accruing on the Settlement Fund Amount shall be the sole and exclusive responsibility of the Settlement Fund. Any tax liability on payments made from the Settlement Fund, including, but not limited to, payments to any Named Plaintiff, member of the Class, Claims Administrator, or Plaintiffs’ Counsel, shall be the sole and exclusive responsibility of the recipient of such payment. Under no circumstances shall Settling Defendants be responsible for any income, transfer, intangible or other tax, levy, governmental charge or fee incurred, payable or accrued in connection with the payment of monies into or from the Settlement Fund Account or the payment of fees to Plaintiffs’ Counsel.
     6. All costs and expenses relating to Class Notice and the Summary Notice, administration of the Settlement and the Settlement Fund Account shall be paid exclusively from, and shall be the sole responsibility of, the Settlement Fund Account when incurred. Within (five) 5 business days of entry of the Preliminary Approval Order by the Court, CHR shall cause to be paid an amount not to exceed $250,000 into the Settlement Fund Account, as an advance on the amount payable under Section V.1. herein, to be used solely to cover costs and expenses relating to the printing and mailing of the Class Notice, mailing the Investment Data form, and the publication of the Summary Notice. Such payment shall be on a non-recourse basis as to amounts actually expended or incurred so that Plaintiffs’ Counsel, Named Plaintiffs, and the Class shall have no responsibility or obligation to reimburse such expended amounts in the event the Effective Date does not occur.
     7. The Settling Defendants shall have no responsibility or liability for (a) the administration of the Cash Settlement Fund or the Settlement Fund Account, (b) any dispute relating to any allocation or disbursement of the Cash Settlement Fund or Settlement Fund Account, or (c) any costs, expenses, or obligations associated with the Settlement Fund or Settlement Fund Account.
     8. Until the Effective Date, Co-Lead Counsel shall not disburse any portion of the Settlement Consideration except to pay for reasonable notice costs or as otherwise provided for in this Stipulation of Settlement, or with the written agreement of counsel for the Settling Defendants, or by orders of the Court. All funds held in escrow shall be deemed and considered to be in the custody of the Court, and shall remain subject to the jurisdiction of the Court until such time as such funds shall be distributed pursuant to the Stipulation of Settlement, the Plan of Allocation, and/or further orders of the Court.
     9. As of the Effective Date, the Settling Defendants and their agents, shall cease to have any interest in or control over the Cash Settlement Fund. On and after the Effective Date, Co-Lead Counsel, subject to the supervision of the Court, shall have sole responsibility and authority for the investment of the Cash Settlement Fund and shall collect, liquidate, and distribute the Cash Settlement Fund.
IV. DEFENDANTS’ DENIAL OF LIABILITY
     The Settling Defendants have denied and continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law or any act of negligence or misconduct, and state that they are entering into the Settlement to eliminate the burden and expense of further litigation. The Operative Complaint does not assert claims of fraud, deliberate dishonesty, or malicious or willful act, or omission, or violation of law against the Settling Defendants. No part of the Cash Settlement Fund shall constitute, be deemed or construed to represent, restitution or disgorgement, including, without limitation, of any remuneration or any ill-gotten gains allegedly received by Settling Defendants.
V. ATTORNEYS’ FEES AND EXPENSES
     1. Plaintiffs’ Counsel will seek Court approval of the payment from CHR of a fee and a portion of reasonable reimbursable expenses with respect to the Proxy Class and derivative claims in the aggregate total amount of $5.5 million (and no more), inclusive of the amount advanced by CHR pursuant to Section III.6, on account of the benefits conferred by virtue of the Settlement, in particular the benefits resulting from, without limitation, the modifications to the advisor fees, the revised merger terms, and the provisions herein relating to corporate governance. Settling Defendants agree not to oppose such fee application in an amount not to exceed $5.5 million. Such fee shall be conditioned upon the entry of an order approving such fee application, and shall be paid by CHR to Lead Litigation Counsel (on behalf of all Plaintiffs’ Counsel) within ten (10) days after the Effective Date.
     2. Plaintiffs’ Counsel will seek Court approval of the payment of a fee with respect to obtaining for the benefit of the Purchaser Class Settlement Consideration described in Section II.C. hereof, such attorneys’ fees equal to 25% of all amounts paid into and earned by the Settlement Fund Account, plus reasonable expenses, including, but not limited to, expert fees, and costs and expenses incurred by or in connection with, experts, consultants, claims administration, and notice. Fees and expenses sought by Plaintiffs’ Counsel in accordance with this subparagraph shall not be opposed by Settling Defendants. Such fees and expenses as are awarded by the Court pursuant to this paragraph shall be deemed paid by CHR and funded solely out of the Cash Settlement Fund in accordance with the Court’s order(s).
     3. The failure of the Court to approve the fee applications set forth in Section V, Paragraphs 1 and 2, above, in whole or in part, shall not relieve the Parties of their respective obligations as set forth in this Stipulation.
     4. Except as otherwise provided in this Section, as between the Parties, the Named Plaintiffs and Settling Defendants shall bear all of their own costs, fees, and expenses associated with the prosecution and settlement of the Action.
VI. PLAN OF ALLOCATION AND INVESTMENT DATA
     1. The allocation of the Net Settlement Consideration among the members of the Class shall be subject to a Plan of Allocation to be proposed by Co-Lead Counsel subject to approval of the Court. The Settling Defendants shall have no role in or responsibility for review or evaluation of the Plan of Allocation, but will be permitted to review the Plan of Allocation.

The Settling Defendants will take no position with respect to such proposed Plan of Allocation, the Plan of Allocation being a matter separate and apart from the Settlement between the Parties, and, accordingly, any decision by the Court concerning the Plan of Allocation shall not affect the validity or finality of the Settlement, and the Released Persons shall have no liability with respect to any claim arising out of the Plan of Allocation.
     2. CHR shall cooperate with Co-Lead Counsel and the Claims Administrator in responding to all reasonable requests for information in the possession, custody, or control of CHR, and needed to disseminate the Class Notice and Investment Data, or to prepare the Plan of Allocation. Plaintiffs have retained a Claims Administrator to disseminate the Class Notice and prepare, review, assess, disseminate, and process the Investment Data and claims of Purchaser Class members. In addition, within ninety (90) days before any distribution of the Net Settlement Consideration, if requested in writing by Co-Lead Counsel, CHR shall provide updated information in its possession, custody, or control relating to any address changes for members of the Purchaser Class, or any redemptions of shares, transfers of shares, or sales or purchases in the secondary market by members of the Purchaser Class.
     3. CHR represents that all shareholders who purchased through CHR (including through CHR’s DRP program) paid a net purchase price no less than $18.80 per share (split adjusted).
     4. CHR represents that all redemptions made by CHR provided net proceeds to the shareholder of no less than $19 per share (split adjusted).
     5. CHR agrees to make available to Co-Lead Counsel and the Claims Administrator engaged by Co-Lead Counsel the person(s) most knowledgeable from CHR or CHR’s counsel with respect to the shareholder data specified in Paragraph 2 above. Such person(s) shall have authority to assemble and transmit data to the Claims Administrator. CHR agrees that such person(s) will timely respond to requests for information and will work cooperatively with Co-Lead Counsel and the Claims Administrator from time to time as requested through final distribution of all settlement funds to Class members. CHR agrees that in the event that an original designee leaves CHR, has a change in responsibilities, or is no longer CHR’s counsel that a new designee shall be appointed promptly.
     6. In accordance with the Plan of Allocation, a member of the Purchaser Class will receive his/her/its distribution from the Net Settlement Consideration based on the information provided in the Investment Data that will be provided to each member of the Purchaser Class, unless such member of the Purchaser Class provides corrected information in the manner and by the deadlines set forth in the Investment Data form.
     7. CHR has or will provide a list (including the names and current addresses) of all CHR shareholders who were entitled to vote on the Proxy.
VII. JUDGMENT
     1. If the terms of this Stipulation of Settlement are finally approved by the Court, the Parties shall jointly request that the Court enter the Judgment, substantially in the form of Exhibit A, as well as such other orders, if any, as may be necessary to:
a.	Direct the Parties to implement the terms of the Stipulation of Settlement; and

b.	Provide for the Court’s continuing jurisdiction over the Parties to effectuate the terms of the Stipulation of Settlement.
VIII. RELEASES AND SETTLEMENT HEARING

     1. Upon the Effective Date, Named Plaintiffs and each Class member shall, by Court approval of this Stipulation and by operation of the Judgment (and any other necessary orders), fully, finally, irrevocably, and forever release, relinquish, and discharge all Settled Claims against each of the Released Persons.
     2. Upon the Effective Date, each of the Released Persons shall, by Court approval of this Stipulation and by operation of the Judgment (and any other necessary orders), fully, finally, irrevocably, and forever release, relinquish, and discharge the Named Plaintiffs and Plaintiffs’ Counsel, and the agents, experts, accountants, and consultants retained by Plaintiffs’ Counsel in the course of this Action, from all claims including Unknown Claims arising out of, relating to, or in connection with the prosecution of the Action or Settled Claims.
     3. As soon as practicable after execution of this Stipulation of Settlement, Named Plaintiffs and the Settling Defendants shall:
a.	Jointly move the Court for entry of the Preliminary Approval Order. Among other things, the Preliminary Approval Order shall:
(i)	preliminarily approve the terms and conditions of the Stipulation of Settlement;

(ii)	preliminarily certify the Purchaser Class and the Proxy Class;

(iii)	approve the form and content of the Class Notice and direct the manner and timing of its dissemination to Class members; and

(iv)	establish the date, time, and place for conducting the Settlement Hearing.
b.	At the Settlement Hearing, Named Plaintiffs will seek:

(i)	approval of the Court of the terms and conditions of the Stipulation of Settlement as being fair, reasonable, and adequate and warranting approval pursuant to Fed. R. Civ. P. 23(e);

(ii)	approval of the Plan of Allocation;

(iii)	entry of the Judgment; and,

(iv)	approval of the payment of requested Plaintiffs’ Attorneys’ Fees and Expenses, in accordance with the Stipulation.
IX. GENERAL MATTERS AND RESERVATIONS
     1. Solely for purposes of this Settlement, the Parties to this Action stipulate to the certification of the Class, comprising both the Proxy Class and Purchaser Class. The class representatives of the Proxy Class are Macomb County Employees’ Retirement System (Lead Plaintiff) and Mary Campbell. The class representatives of the Purchaser Class are Elizabeth Hawkins Barack Revocable Living Trust (Lead Plaintiff), Raymond Roberts, Victor Libov, and Edwin Wong. Certification of these Named Plaintiffs as class representatives by virtue of this Stipulation shall be solely for purposes of this Settlement. Excluded from the Class are Settling Defendants, the officers and directors of Settling Defendants, at all relevant times, members of each Individual Settling Defendant’s immediate family, any entity in which any Settling Defendant has a controlling interest, and the legal affiliates, representatives, heirs, controlling persons, successors and predecessors in interest or assigns of any such excluded person.
     2. If this Stipulation is voided or terminated as set forth in subsections (a) and (b) of this paragraph, then this paragraph will remain enforceable, and this Stipulation may be admissible solely to enforce this paragraph. In addition, in respect to the application of the Non-Disclosure Agreement executed by Co-Lead Counsel, dated December 7, 2005 (“NDA”), and in particular Paragraph 3 thereof, Settling Defendants and their counsel agree that to the extent Named Plaintiffs and Plaintiffs’ Counsel received any material in Confirmatory Discovery that would not or could not have been made available to them through normal discovery practice, Settling Defendants and their counsel shall only seek to have those materials returned and not used in the litigation of the Action, and will not seek to disqualify or interfere with the Named Plaintiffs’ or Plaintiffs’ Counsel’s role in the Action.
a.	If the Settlement is not approved by the Court (other than with respect to any decision by the Court concerning the Attorneys’ Fees and Expenses applications as set forth in Section V herein, and with respect to any decision by the Court concerning the Plan of Allocation), this Stipulation shall be a nullity, and none of its terms shall be effective or enforceable, and the Parties shall revert to their litigation positions immediately prior to the execution of this Stipulation and the Memorandum Of Understanding, dated February 6, 2006 (“MOU”), and the fact and terms of the Settlement shall not be admissible in any trial against the Settling Defendants or otherwise used against the Released Persons in any action, and this Stipulation, the material produced in Confirmatory Discovery, and the Settlement shall be subject to the NDA.

b.	If the Court approves the Settlement with any material changes or modifications (other than with respect to any decision by the Court concerning Attorneys’ Fees and Expenses applications as set forth in Section V herein, and with respect to any decision by the Court concerning the Plan of Allocation), this Stipulation shall be voidable at the option of the adversely affected Party(ies) within five (5) business days of the Court’s ruling or statement containing such material change or modification. If the adversely affected Party(ies) elect to void this Stipulation, then this Stipulation shall be a nullity, and none of its terms shall be effective or enforceable, and the Parties shall revert to their litigation positions immediately prior to the execution of this Stipulation and the MOU, and the fact and terms of the Settlement shall not be admissible in any trial against the Settling Defendants or otherwise used against the Released Persons in any action, and this Stipulation, the material produced in Confirmatory Discovery, and the Settlement shall be subject to the NDA.
     4. If the Stipulation of Settlement is terminated, canceled, or rejected prior to the Effective Date: (a) the balance remaining in Settlement Fund Account and all other Settlement Consideration (less the actual costs expended or incurred for the mailing and publication of Class Notice and Summary Notice, as provided in Section III.6 herein, and in accordance with any applicable Court Order), shall be returned to CHR pursuant to Section II.j of the Escrow Agency Agreement; and (b) Named Plaintiffs and the Settling Defendants shall be deemed to have reverted to the respective status as of the date and time immediately prior to the execution of the Stipulation of Settlement and the MOU, the fact and terms of the Settlement shall not be admissible in any trial against the Settling Defendants or otherwise used against the Released Persons in any action, and this Stipulation, the material produced in Confirmatory Discovery, and the Settlement shall be subject to the NDA, and they shall proceed in all respects as if the Stipulation of Settlement and MOU had not been executed and any related orders had not been entered. In such event, any Orders that may have been vacated or expunged shall be reinstated nunc pro tunc.

     5. If CHR shareholders representing more than 5% of the shares otherwise includable in the Purchaser Class timely and properly exclude themselves and opt out of the conditionally certified Purchaser Class (“Opt-Outs”), CHR shall have the option to terminate the Settlement, and, if such option is timely exercised, the Stipulation shall be a nullity, and none of its terms shall be effective or enforceable, and the Parties shall revert to their litigation positions immediately prior to the execution of the Stipulation and the MOU, and the fact and terms of the Settlement shall not be admissible in any trial against the Settling Defendants or otherwise used against the Released Persons in any action, and the Stipulation, the materials produced in Confirmatory Discovery, and the Settlement shall be subject to the NDA; provided however, if the 5% opt out threshold is exceeded, Co-Lead Counsel shall be afforded ten (10) days to solicit and receive irrevocable withdrawals or retractions of opt-outs so as to bring the number of opt-outs below 5%, in which event CHR’s option to terminate the Settlement and the Stipulation of Settlement under this paragraph shall not be exercisable.
     6. All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided. In computing any period of time prescribed or allowed by this Stipulation or by order of court, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday, or a legal holiday. As used in this subsection, “legal holiday” includes New Year’s Day, the celebration of the birthday of Martin Luther King, Jr., Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day, Christmas Day, and any other day appointed as a holiday by the President or the Congress of the United States. If the last day of the period falls on one of the dates described above, the date for performance shall move forward to the next day that is not a Saturday, Sunday or legal holiday.
     7. Neither this Stipulation of Settlement, whether or not executed or consummated, nor any of its terms, provisions, or Exhibits, including the Plan of Allocation, nor any of the negotiations or proceedings connected with it, nor any other document created in connection with the implementation of the Settlement of this Action shall be:
a.	Construed as an admission of any sort whatsoever, or a finding of negligence or wrongful conduct, act, or omission, or useable for any purpose other than the enforcement of this Settlement, by any Party to this Stipulation of Settlement relating to any issue in the Action or Appeal or to any Settled Claim;

b.	Offered or received in evidence in the Action, or in any other action or proceeding between the Named Plaintiffs and any signatory to this Stipulation of Settlement, other than to effectuate or enforce the provisions of this Stipulation;

c.	Referred to by Plaintiffs’ Counsel or Named Plaintiffs in a press release or other written publication primarily for the purpose of publicizing or promoting this Settlement, unless Plaintiffs’ Counsel make a good faith effort to provide a copy of such writing to CHR forty-eight (48) hours in advance of publication. The obligation with regard to publicizing or promoting this Settlement shall become null and void two (2) years from the Effective Date of this Stipulation. All communications by the Parties or their representatives, whether written or otherwise, concerning this

Settlement shall be consistent with the terms and provisions of this Stipulation.
     8. The Parties hereto and their attorneys agree to cooperate fully with one another in seeking preliminary and final Court approval of this Stipulation of Settlement and to use their best efforts to consummate its terms. Neither the Named Plaintiffs nor the Settling Defendants shall seek to evade their good faith obligations to seek approval and implementation of this Stipulation of Settlement by virtue of any rulings, orders, governmental report, the results of the claim process or other development, whether in the Action, or in any other proceeding, or otherwise that might hereafter occur and might be deemed to alter the relative strength of the Parties with respect to any claim or defense or their relative bargaining power with respect to negotiating a Stipulation of Settlement.
     9. This Stipulation of Settlement shall not be construed to create rights in, or grant remedies to, or delegate any duty, obligation, or undertaking established herein to any person other than the Parties or Plaintiffs’ Counsel.
     10. The Parties have arrived at this Stipulation of Settlement in arm’s-length negotiations taking into account all relevant factors, present and potential.
     11. This Stipulation of Settlement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, assigns, predecessors, and successors, and upon any corporation or other entity into or with which any Party hereto may merge or consolidate.
     12. Counsel for Defendants represent that they are authorized to enter into this Stipulation on behalf of any Settling Defendants whom they represent in the Action.

     13. Whenever this Stipulation requires or contemplates that one Party shall or may give notice to the other, notice shall be provided by facsimile and next-business day express delivery service as follows:
          If to Plaintiffs, then to Lead Litigation Counsel:
Nicholas E. Chimicles
Chimicles & Tikellis LLP
361 West Lancaster Avenue
Haverford, PA 19041
Phone: (610) 642-8500
Fax: (610) 649-3633
Email: nick@chimicles.com
          If to Defendants, then to:
Kenneth A. Lapatine
Toby S. Soli
GREENBERG TRAURIG, LLP
200 Park Avenue
New York, NY 10166
Phone: (212) 801-9200
Fax: (212) 801-6400
lapatinek@gtlaw.com
solit@gtlaw.com
and
Scott B. Schreiber
John C. Massaro
ARNOLD & PORTER, LLP
555 Twelfth Street, NW
Washington, DC 20004
Phone: (202) 942-5000
Fax: (202) 942-5999
scott_schreiber@aporter.com
john_massaro@aporter.com
     13. This Stipulation of Settlement shall be construed under the laws of the State of Florida, without giving effect to that State’s choice of law principles. The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation of

Settlement, and all Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the terms hereof.
     14. Any Settling Defendant having an obligation pursuant to this Stipulation of Settlement and the Notes consents to the Court’s exercise of personal jurisdiction over said Released Person.
     15. The foregoing, including the documents referred to herein and exhibits hereto, constitutes the entire agreement among the Parties with respect to the settlement of the Action, and may not be modified or amended, except in writing, signed by all Parties hereto, or their successors in interest.
     16. This Stipulation of Settlement may be executed by counsel in one or more counterparts, including by signature transmitted by facsimile. Each counterpart when so executed shall be deemed to be an original, and all such counterparts together constitute the same instrument.
[signatures appear on following page]

APPROVED AND AGREED TO BY AND ON BEHALF OF THE NAMED PLAINTIFFS AND THE CLASS
DATED: April 3, 2006

By:	/s/ Nicholas E. Chimicles
Nicholas E. Chimicles
Kimberly M. Donaldson
CHIMICLES & TIKELLIS LLP
One Haverford Centre
361 W. Lancaster Avenue
Haverford, PA 19041
Telephone: (610) 642-8500
Facsimile: (610) 649-3633

Lead Litigation Counsel, Co-Lead Counsel for Lead Plaintiffs, Counsel for Named Plaintiffs

By:	/s/ Lawrence A. Sucharow
Lawrence A. Sucharow
LABATON SUCHAROW & RUDOFF LLP 100 Park Avenue New York, NY 10017 Telephone: (212) 907-0700 Facsimile: (212) 818-0477 Co-Lead Counsel for Macomb County Employees Retirement System

By:	/s/ Lawrence P. Kolker
Lawrence P. Kolker
WOLF HALDENSTEIN ADLER FREEMAN AND HERZ LLP
270 Madison Avenue
New York, NY 10016
Telephone: (212) 545-4600
Facsimile: (212) 545-4653

Co-Lead Counsel for Elizabeth Hawkins Barack Revocable Living Trust

APPROVED AND AGREED TO BY AND ON BEHALF OF SETTLING DEFENDANTS AS FOLLOWS:
DATED: April 3, 2006

By:	/s/ David B. King
David B. King
Thomas A. Zehnder
King, Blackwell, Downs
& Zehnder, P.A.
25 East Pine Street
Orlando, FL 32801
Telephone: (407) 422-2472
Facsimile: (407) 648-0161

Counsel for CNL Hotels & Resorts, Inc. – f/k/a CNL Hospitality Properties, Inc., Thomas J. Hutchison, John A. Griswold

By:	/s/ Kenneth A. Lapatine
Kenneth A. Lapatine
Mark H. Budoff
Toby S. Soli
Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Telephone: (212) 801-9200
Facsimile: (212) 801-6400

Counsel for CNL Hotels & Resorts, Inc. – f/k/a CNL Hospitality Properties, Inc., Thomas J. Hutchison, John A. Griswold

By:	/s/ T. Todd Pittenger
T. Todd Pittenger
Terry C. Young Lowndes Drosdick Doster Kantor & Reed, P.A. 215 North Eola Drive Orlando, FL 32801 Telephone: (407) 843-4600 Facsimile: (407) 843-4444 Counsel for James M. Seneff, Robert A. Bourne,

  CNL Hospitality Corp., CNL Securities Corp.

By:	/s/ Scott B. Schreiber
Scott B. Schreiber
John C. Massaro
Justin S. Antonipillai
Arnold & Porter, LLP
555 Twelfth Street, NW
Washington, DC 2004-1206
Telephone: (202) 942-5000
Facsimile: (202)942-999 Fax

Counsel for James M. Seneff, Robert A. Bourne, CNL Hospitality Corp., CNL Securities Corp.

By:	/s/ Darryl M. Bloodworth
Darryl M. Bloodworth
Nichole M. Mooney
Dean Mead, Egerton, Bloodworth, Capouano & Bozarth, P.A.
800 N. Magnolia Avenue, Suite 1500
Orlando, FL 32801
Telephone: (407) 841-1200
Facsimile: (407) 423-1831

Counsel for Charles E. Adams, Lawrence A. Dustin, Craig M. McAllaster, Robert E. Parsons, Jr.

By:	/s/ Joseph M. Hassett
Joseph M. Hassett
George H. Mernick III
Hogan & Hartson, LLP
555 Thirteenth Street, NW
Washington, DC 2004
Telephone: (202) 637-5600
Facsimile: (202) 637-5910

Counsel for Charles E. Adams, Lawrence A. Dustin, Craig M. McAllaster, Robert E. Parsons, Jr.

EXHIBIT A

UNITED STATES DISTRICT COURT
MIDDLE DISTRICT OF FLORIDA
ORLANDO DIVISION

IN RE
CNL HOTELS & RESORTS, INC.	Case No. 6:04-cv-1231-OrlKRS
SECURITIES LITIGATION	(Consolidated with 6:04-cv-1341-Orl-19JGG)

CLASS ACTION

[Proposed] ORDER GRANTING FINAL APPROVAL OF THE SETTLEMENT, THE PLAN OF ALLOCATION AND AWARD OF ATTORNEYS’ FEES AND REIMBURSEMENT OF LITIGATION EXPENSES
[Proposed] ORDER GRANTING FINAL APPROVAL OF THE SETTLEMENT, THE
PLAN OF ALLOCATION AND AWARD OF ATTORNEYS’ FEES AND
REIMBURSEMENT OF LITIGATION EXPENSES
     The Stipulation of Settlement, dated April 3, 2006 (the “Stipulation of Settlement”) (capitalized terms herein shall have the same meaning as used in the Stipulation of Settlement unless otherwise indicated), the Plan of Allocation, Plaintiffs’ Counsel’s Petition for Award of Attorneys’ Fees and Reimbursement of Litigation Expenses, and related items, having been presented at the Final Settlement Hearing on                     , 2006 pursuant to the Preliminary

Approval Order entered on                     , 2006; and, the Court having determined that the Class Notice and Summary Notice were provided to the Class in accordance with the Preliminary Approval Order, and that said Class Notice meets the requirements of Federal Rule of Civil Procedure 23(e) and due process; and, the Parties having appeared by their attorneys of record and having been heard in support of the Stipulation of Settlement; and, an opportunity to be heard having been given to all other persons desiring to be heard as provided in and as scheduled by the Class Notice; and, the entire matter of the Settlement having been considered by the Court:
     IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this                      day of                                          2006 as follows:
APPROVAL OF THE SETTLEMENT
     1. Class Notice and Summary Notice, substantially in the form attached as Exhibit C and Exhibit F, respectively, to the Stipulation of Settlement, have been mailed and/or published to the Class pursuant to and in the manner directed by the Preliminary Approval Order, proof of the mailing of the Class Notice has been filed with the Court by Complete Claim Solutions, Inc., proof of the publication of the Summary Notice has been filed with the Court by Co-Lead Counsel and a full opportunity to be heard has been afforded to all Parties, the Class, and persons in interest. The form and manner of the Class Notice and Summary Notice are hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with the requirements of due process and the notice requirements of the Federal Rules of Civil Procedure and any other applicable law.
     2. In the Preliminary Approval Order, the Court granted conditional certification of the Class. The Court now certifies the Class (“Class”) as follows:

(a) Pursuant to Fed. R. Civ. P. 23(a) and (b)(2), a class of all persons who were entitled to vote on the proposals presented in the proxy statement filed with the SEC by CHR, dated June 21, 2004, as amended or supplemented by the additional proxy solicitation materials filed on July 7, July 8, and July 20, 2004 (“Proxy Class”).
(b) Pursuant to Fed. R. Civ. P. 23(a) and (b)(3), a class of all persons who purchased or otherwise acquired CHR securities issued or offered pursuant to or by means of CHR’s registration statements and/or prospectuses between August 16, 2001 and August 16, 2004, inclusive (“Purchaser Class”).
The Purchaser Class and the Proxy Class are collectively referred to as the Class. Each of the Purchaser Class and the Proxy Class shall exclude the Settling Defendants, the officers and directors of Settling Defendants, at all relevant times, members of each Individual Settling Defendants’ immediate family, any entity in which any Settling Defendant has a controlling interest, and the legal affiliates, representatives, heirs, controlling persons, successors and predecessors in interest or assigns of any such excluded person.
     3. For purposes of the Settlement, the Court certifies the following as Class Representatives: the class representatives of the Proxy Class are Macomb County Employees’ Retirement System (“Macomb County ERS”) and Mary Campbell; and the class representatives of the Purchaser Class are Elizabeth Hawkins Barack Revocable Living Trust (“Barack Trust”), Raymond Roberts, Victor Libov, and Edwin Wong.
     4. Lead Litigation Counsel has filed with the Court a list of persons who timely requested exclusion from the Purchaser Class (“Purchaser Class Opt-Outs”) and that list is attached hereto as Exhibit A. Requests for exclusion were not permitted with respect to the Proxy Class, which is certified as a non-opt out class under Fed. R. Civ. P. 23(b)(2).
     5. The Settlement as embodied in the Stipulation of Settlement is found to be fair, reasonable and adequate and in the best interests of the Class, and it is hereby approved. The signatories to the Stipulation of Settlement and their counsel are hereby authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Clerk of the Court is directed to enter and docket this Order and Judgment dismissing this Action with prejudice (“Final Judgment”).
     6. If the Settlement does not become effective in accordance with the terms of the Stipulation of Settlement, then this Final Judgment shall be rendered null and void to the extent provided by and in accordance with the Stipulation of Settlement and it shall be vacated and, in such event, all orders entered and releases delivered in connection herewith shall be null and void, and the Judgments and Orders that have been vacated or expunged shall be reinstated nunc pro tunc.
     7. Except as to any claims of the Purchaser Class Opt-Outs, the Action and the Class’ claims contained therein, as well as all of the Settled Claims, are dismissed with prejudice. The persons listed on Exhibit A have timely excluded themselves from the Purchaser Class. These persons are not bound by this Final Judgment and Releases and shall not share in the benefits of the Settlement of the Action, All further references in this Final Judgment to “Class Members” exclude the persons listed on Exhibit A.
     8. All Class Members will be subject to and bound by the provisions of the Stipulation of Settlement and this Final Judgment.
     9. This Final Judgment enjoins and prohibits any Class Member from seeking to recover, directly or indirectly, against any Released Person based on the Settled Claims, and directs and orders that the Class may only seek execution on the Final Judgment to exercise the rights of recovery in accordance with the Stipulation of Settlement.

     10. Upon the Effective Date, the Named Plaintiffs and each Class Member hereby fully, finally, irrevocably, and forever release, relinquish, and discharge all Settled Claims against each of the Released Persons.
     11. The foregoing Release shall not relieve any Released Person from fulfilling and fully and timely complying with all obligations that any Released Person has pursuant to the Stipulation of Settlement or the Notes. If any Released Person does not fully and timely comply with and fulfill its respective obligations as set forth in the Stipulation of Settlement or the Notes, the foregoing Release in no manner will insulate, estop, or impede the Class’ claims for, and the enforcement of, all of the Class’ rights against such a Released Person to compel compliance with all terms of the Settlement.
     12. Upon the Effective Date, each of the Released Persons hereby fully, finally, irrevocably, and forever releases, relinquishes, and discharges the Named Plaintiffs and Plaintiffs’ Counsel, and the agents, experts, accountants, and consultants retained by Plaintiffs’ Counsel in the course of this Action, from all claims including Unknown Claims arising out of, relating to, or in connection with the prosecution of the Action or Settled Claims.
     13. Neither the Stipulation of Settlement, whether or not executed or consummated, nor any of its terms, provisions, or Exhibits, including the Plan of Allocation, nor any of the negotiations or proceedings connected with it, nor any other document created in connection with the implementation of the Settlement of this Action shall be:
a	Construed as an admission of any sort whatsoever, or a finding of negligence or wrongful conduct, act, or omission, or useable for any purpose other than the enforcement of this Settlement, by any Party to this

Stipulation of Settlement relating to any issue in the Action or Appeal or to any Settled Claim;

b	Offered or received in evidence in the Action, or in any other action or proceeding between the Named Plaintiffs and any signatory to this Stipulation of Settlement, other than to effectuate or enforce the provisions of this Stipulation;

c	Referred to by Plaintiffs’ Counsel or Named Plaintiffs in a press release or other written publication primarily for the purpose of publicizing or promoting this Settlement, unless Plaintiffs’ Counsel make a good faith effort to provide a copy of such writing to CHR forty-eight (48) hours in advance of publication. The obligation with regard to publicizing or promoting this Settlement shall become null and void two (2) years from the Effective Date of this Stipulation. All communications by the Parties or their representatives, whether written or otherwise, concerning this Settlement shall be consistent with the terms and provisions of this Stipulation.
     14. CHR shall timely deliver the Notes to Lead Litigation Counsel and fulfill its obligations thereunder.
     15. The Court hereby finds that CHR’s Board of Directors, or committee thereof, has duly adopted the board resolutions provided for in Paragraphs II.D. and E. of the Stipulation, to become effective and implemented upon the Effective Date.

PLAN OF ALLOCATION IS APPROVED
     16. The Plan of Allocation, submitted concurrently with the Stipulation of Settlement, is found to be fair, reasonable and adequate and in the best interests of the Purchaser Class, and it is hereby approved.
     17. Each Member of the Purchaser Class will receive his, her or its distribution from the Net Settlement Fund in accordance with the Plan of Allocation based on the Investment Data to be mailed to the Purchaser Class member by the Claims Administrator no later than fourteen (14) days following the date of entry of Judgment, unless the Purchaser Class member provides a Proof of Claim or corrected information no later than                                          2006, in the manner provided for in the Investment Data form.
     18. Funds remaining in the Settlement Fund Account from uncashed checks or bad addresses which are, in the aggregate, not economical to redistribute to the Class shall be given to one or more 501(c) corporations selected by Co-Lead Counsel and approved by the Court.
     19. CHR shall cooperate with Co-Lead Counsel and the Claims Administrator in responding to all reasonable requests for information in the possession, custody, or control of CHR, and needed to disseminate the Investment Data or to prepare the Plan of Allocation. Named Plaintiffs have retained a Claims Administrator to prepare, review, assess, disseminate, and process the Investment Data and claims of Purchaser Class members. In addition, within ninety (90) days before any distribution of the Net Settlement Consideration, if requested in writing by Co-Lead Counsel, CHR shall provide updated information in their possession, custody, or control relating to any address changes for the members of the Purchaser Class, or any redemptions of shares, transfers of shares, or sales or purchases in the secondary market by members of the Purchaser Class.

     20. CHR agrees to make available to Co-Lead Counsel and the Claims Administrator engaged by Co-Lead Counsel the person(s) most knowledgeable from CHR or CHR’s counsel with respect to the shareholder data specified in paragraph 2. Such person(s) shall have authority to assemble and transmit data to the Claims Administrator. CHR agrees that such person(s) will timely respond to requests for information and will work cooperatively with Co-Lead Counsel and the Claims Administrator from time to time as requested through final distribution of all settlement funds to Class members. CHR agrees that in the event that an original designee leaves CHR, has a change in responsibilities, or is no longer CHR’s counsel that a new designee shall be appointed promptly.
     21. Named Plaintiffs, the Class, Plaintiffs’ Counsel, the Cash Settlement Fund, and the Claims Administrator’s reliance on such Investment Data is reasonable.
     22. Named Plaintiffs, the Class, Plaintiffs’ Counsel, the Cash Settlement Fund, and the Claims Administrator shall be held harmless from any liability resulting from errors or inaccuracies in the Investment Data.
     23. Settling Defendants and all Released Persons shall have no liability with respect to any claim arising out of the Plan of Allocation.
APPROVAL OF ATTORNEYS’ FEES AND EXPENSE PETITION
     24. On account of the benefits conferred by virtue of the Settlement with respect to the Proxy Class and derivative claims, and in particular the benefits resulting from, without limitation, the modifications to the advisor fees, the revised merger terms, and the provisions relating to corporate governance as set forth in the Stipulation, Plaintiffs’ Counsel are hereby awarded fees and reimbursable expenses in the aggregate total amount of $                     to be paid by CHR to Lead Litigation Counsel (on behalf of all Plaintiffs’ Counsel) within ten (10)

days after the Effective Date. Such awarded amount shall be inclusive of the amount advanced by CHR pursuant to section III.6 of the Stipulation.
     25. With respect to obtaining, for the benefit of the Purchaser Class, the Settlement Consideration described in Section II.C. of the Stipulation of Settlement, Plaintiffs’ Counsel are hereby awarded fees in the amount of $                                         [or                     % of all amounts paid into and earned by the Settlement Fund Account] which shall be paid from the Settlement Fund Account, as each installment of the Cash Settlement Fund Account is received and deposited in the Settlement Fund Account, and which Attorneys’ Fees the Court finds to be fair and reasonable.
     26. Co-Lead Counsel have reasonably allocated reimbursable litigation expenses in the amount of $                                         to the Proxy Class and the amount of $                                         to the Purchaser Class, which aggregate amount and allocation the Court finds to be fair and reasonable. The expenses in the amount of                      with respect to the prosecution of the Purchaser Class claims shall be reimbursed to Plaintiffs’ Counsel from the 2006 Cash Consideration, to be paid by CHR in January 2007 or after the Effective Date of this Settlement, whichever is later.
     27. The Stipulation of Settlement contemplates that the Cash Settlement Fund shall be funded by CHR in three annual installments beginning January 2007 or the Effective Date, whichever is later. The Court hereby authorizes Co-Lead Counsel to pay from the Settlement Fund Account from time-to-time the reasonable costs of the administration and distribution of the Cash Settlement Fund, as well as pay taxes (including the cost associated with paying the taxes) due and payable on the Cash Settlement Fund and the interest that accrues thereon. Co-Lead Counsel are given the discretion by this Court to distribute the Net Settlement Fund to the eligible members of the Purchaser Class in either one or more installments, based on Co-Lead Counsel’s determination of the costs associated with one or more distributions. Co-Lead Counsel shall file a Distribution Report with the Court, reflecting the identities of the Purchaser Class Members who receive distributions and the amount of such distributions.
     28. The Court will retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation of Settlement, including but not limited to the resolution of any dispute or issue that may arise with respect to the payment and terms of the Notes, the implementation of the Plan of Allocation and distribution of the Net Settlement Consideration to the Purchaser Class Members. All signatories to the Stipulation of Settlement hereby submit to the continuing jurisdiction of the Court for purposes of implementing and enforcing this Final Judgment and the Settlement embodied in the Stipulation of Settlement.
ENTERED this                      day of , 2006.

BY THE COURT:

Hon. Gregory A. Presnell

EXHIBIT B

ESCROW AGENCY AGREEMENT
     WHEREAS, this Escrow Agency Agreement (“Settlement Fund Escrow Agreement” or “Agreement”) is being entered into in connection with the Stipulation of Settlement (“Stipulation”) dated April 3, 2006 and filed with the United States District Court for the Middle District of Florida, in the action In re CNL Hotels & Resorts, Inc. Securities Litigation, Case No. 6:04-cv-1231-Orl-31KRS (the “Action”) (capitalized terms herein shall have the same meaning as used in the Stipulation unless otherwise indicated).
     WHEREAS, this Agreement is made this ___ day of April, 2006, between the following Escrow Parties: CHIMICLES & TIKELLIS LLP, Lead Litigation Counsel for Named Plaintiffs and the Class,1 as “Escrow Agent”, and Wachovia Bank, the “Investment Agent.”
     WHEREAS, the Named Plaintiffs on behalf of the Class, by and through their Counsel, and the Settling Defendants, by and through their Counsel have executed the Stipulation providing for the release and dismissal with prejudice of the Settled Claims, in favor of the Released Persons, subject to the terms, conditions, and other provisions set forth in the Stipulation, in consideration of, among other things, the payments set forth in the Stipulation.
     WHEREAS, the Escrow Parties have entered into this Agreement in order to carry out and effectuate the Settlement set forth in the Stipulation.
     WHEREAS, Escrow Agent intends to deliver property (the “Property”) to Investment Agent from time to time and desires to enter into this Agreement with Investment Agent setting forth Investment Agent’s duties with respect to the Property.
     NOW, THEREFORE, in consideration of these premises, and in further consideration of the covenants set forth hereafter, it is hereby agreed mutually as follows:

I. INCORPORATION OF SETTLEMENT AGREEMENT
     The provisions of the Stipulation are hereby incorporated by reference as though fully set forth in this Agreement. The provisions of this Agreement are to be construed to be consistent with and in accordance with the provisions of the Stipulation. All terms defined in the Settlement Agreement shall have the same meaning when used in this Agreement except as otherwise specified.
II. AGREEMENTS AND COVENANTS OF INVESTMENT AGENT
     Investment Agent hereby agrees and covenants to:
          a. Submit to the jurisdiction of the Court in the Action (the “Court”) for the purpose of carrying out this Agreement;
          b. Hold such Property as may be delivered hereafter to it hereunder in safekeeping until the same shall be disposed of in accordance with the provisions of the Stipulation and the orders(s) of the Court;
          c. Register any Property held hereunder from time to time in the name of its nominee, unless instructed to the contrary;
          d. Collect and receive, when due and if made payable to it or its nominee, all principal and income of every nature arising from any of the Property held by it hereunder from time to time;
          e. Notify the Escrow Agent of all communications received by it with respect to any Property requiring action by the owner thereof, unless instructed to the contrary or provided otherwise herein;

[1]	Labaton, Sucharow & Rudoff LLP, Co-Lead Counsel, shall serve as Alternate Escrow Agent for Chimicles & Tikellis LLP in the event Chimicles & Tikellis LLP is unable to fulfill its obligations hereunder.

          f. Take no action with regard to the Property, unless instructed by the Escrow Agent;
          g. Unless otherwise directed by the Escrow Agent, invest the Property held by it hereunder in securities issued or guaranteed by the United States or an agency thereof including but not limited to AAA rated Repurchase Obligations secured by the United States or an agency thereof;
          h. Execute such securities transactions as directed by the Escrow Agent, so long as the investment directed by the Escrow Agent is in securities issued or guaranteed by the United States or an agency thereof including but not limited to AAA rated Repurchase Obligations secured by the United States or an agency thereof;
          i. Create and/or terminate such separate accounts and allocate the Property held by it hereunder among such accounts, if, as, and when instructed to do so by the Escrow Agent.
          j. Deliver any Property held by it hereunder from time to time, if as, and when instructed to do so by the Escrow Agent as provided herein, upon obtaining an appropriate receipt;
          k. In accordance with the Stipulation, disburse the Property pursuant to the order(s) of the Court: (i) in payment of costs for Notice of Settlement and administrative costs (including taxes), Plaintiffs’ Counsel’s Attorneys’ Fees and Expenses; and (ii) to the Class Members at such time and manner as ordered by the Court; and
          l. Render to the Escrow Agent, and to such other person as the Escrow Agent may instruct, within thirty (30) days of the execution of the Stipulation and quarterly thereafter, or at any time upon written request by the Escrow Agent, a statement of all Property held by the Investment Agent hereunder, including receipts and disbursements.
III. AGREEMENTS AND COVENANTS OF THE ESCROW AGENT
     The Escrow Agent agrees and covenants:
          a. To give all instructions to Investment Agent hereunder in writing, signed on behalf of the Escrow Agent by Nicholas E. Chimicles, Esquire, of Chimicles & Tikellis LLP;
          b. To indemnify and hold, and do hereby indemnify and hold, Investment Agent harmless for any loss, cost, or other damage, including but not limited to attorneys’ fees and costs, arising Out of Investment Agent’s complying with the terms hereof and/or with instructions given as provided herein;
          c. To pay to Investment Agent from the Property upon appropriate order from the Court compensation for Investment Agent’s services hereunder to be determined from time to time by the application of the current rates then charged by Investment Agent for accounts of similar size and character, provided that any change in fees or charges will be applicable only after reasonable notice to the Escrow Agent. In the event that Investment Agent shall be called upon to render any extraordinary services, it shall provide advance notice of its intent to assess additional charges, and thereafter shall be entitled to reasonable additional compensation;
          d. That this Agreement shall be binding upon the Escrow Agent and Escrow Agent’s successors;
          e. That, for purposes of regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”), Investment Agent’s statements rendered pursuant to Paragraph II. 1. hereof shall be sufficient information concerning securities transactions effected for Escrow Agent’s account(s);

          f. That Investment Agent may, to the extent possible, deposit or arrange for the deposit of securities held hereunder at Depository Trust Company or any other securities depository or clearing corporation, and may hold securities on behalf of the Escrow Agent at any correspondent bank of Investment Agent, with such securities registered in the depository’s or the correspondent’s nominee name;
          g. That Investment Agent shall invest the Property in securities issued or guaranteed by the United States or an agency thereof, including but not limited to AAA rated Repurchase Obligations secured by the United States or an agency thereof, pursuant to written instructions from the Escrow Agent. In the absence of such instructions, the Investment Agent shall invest the Property in securities issued or guaranteed by the United States or an agency thereof.
IV. LIMITATION OF LIABILITY
     Investment Agent shall have no responsibility or liability to take any action with respect to the Property, other than as undertaken in Paragraph II hereof, unless and until it shall have actually received instructions given as provided herein.
V. TERMINATION
          a. This Agreement shall be terminated in the following manner:
               i. By the Escrow Agent giving written notice of such termination to Investment Agent at any time; or
               ii. By Investment Agent giving written notice of such termination to the Escrow Agent at any time; or
               iii. By the withdrawal, in accordance with the provisions of Paragraphs II. j. and k. hereof, of all of the Property held hereunder.

          b. Upon such termination, Investment Agent shall deliver to the Escrow Agent, in accordance with the Escrow Agent’s instructions and Orders of the Court, all of the Property held by it hereunder, if any, upon obtaining an appropriate receipt. The provisions of Paragraphs III.c hereof shall survive termination of this Agreement.
VI. NOTICES
     All notice or information to be provided to the Escrow Agent pursuant to this Agreement shall be sent to the Escrow Agent at the address appearing on the signature page.
VII. GOVERNING LAW, VENUE AND JURISDICTION
     This Escrow Agency Agreement shall be construed under the laws of the State of Florida, without giving effect to that State’s Choice of Law Principles. All parties hereto submit to the exclusive jurisdiction, personal or otherwise, of the Court for purposes of implementing and enforcing the terms hereof.
VIII. MISCELLANEOUS
          a. This Agreement may not be assigned by the Investment Agent without prior written approval of the Escrow Agent;
          b. All funds held by the Investment Agent by virtue of this Agreement shall be deemed and considered to be held in custodia legis until such time as such funds shall be disposed of consistent with the terms of the Stipulation and this Agreement;
          c. The Escrow Parties agree to treat the Property as being at all times one or more “qualified settlement funds” within the meaning of Treas. Reg. Section l.468B-l. In addition, the Parties shall jointly and timely make (or cause to be jointly and timely made) any elections as are necessary or advisable to carry out the provisions of this Paragraph VIII.c. Any such elections shall be made in compliance with the procedures and requirements contained in such Treasury Regulations. It shall be the responsibility of the Claims Administrator to timely and properly prepare and deliver the necessary documentation for all necessary signatures, and thereafter to cause the appropriate filing to occur;
               i. For the purpose of Treas. Reg. Section 1.468B, the “administrator” shall be Complete Claim Solutions, Inc. (the “Claims Administrator”). The Claims Administrator shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Property (including, without limitation, the returns described in Treas. Reg. Section 1.468B-2(k)). Such returns (as well as the elections described in this Paragraph VIII.c. shall be consistent with this Paragraph VIII. c. and, in all events, shall reflect that all taxes (including any interest or penalties) on the income earned by the Property shall be paid out of the Property as provided in this Paragraph VIII.c.;
               ii. All taxes (including any interest and penalties) arising with respect to the income earned by the Property (“Taxes”), and expenses and costs incurred in connection with the operation and implementation of this Paragraph VIII.c. (including, without limitation, expenses of tax attorneys and accountants, and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this Paragraph VIII.c (“Tax Expenses”) shall be paid out of the Property. The Escrow Agent shall have no liability or responsibility for the Taxes or the Tax Expenses. Further, Taxes and the Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid by the Investment Agent out of the Property pursuant to court order(s) or when instructed to do so in accordance with this Agreement. The Investment Agent shall, under the direction of the Escrow Agent, be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Class Members any funds necessary to pay such amounts (as well as any amounts that may be required to be withheld under Treas. Reg. Section 1.468B-2(1)(2)); the Escrow

Agent is not responsible and shall have no liability. The Escrow Agent hereto agrees to cooperate with the Investment Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this Paragraph VIII.d;
          d. The Investment Agent has been appointed in compliance with the Stipulation and is subject to the orders of the Court; and
          e. The Escrow Agent shall, simultaneous with the deposits into escrow, provide the Investment Agent with the tax identification number for the Property.
     IN WITNESS WHEREOF, the Escrow Agent has hereunto set its hand, and Investment Agent has caused this Agreement to be signed in its name by one of its Vice Presidents and its corporate seal to be hereto affixed by one of its Assistant Secretaries, all done in duplicate as of the day and year first above written.

ATTORNEY FOR PLAINTIFFS AND THE CLASS FOR CHIMICLES & TIKELLIS LLP
Witness:	By:
Nicholas E. Chimicles, Esq.
One Haverford Centre
361 West Lancaster Avenue
Haverford, PA 19041
(610) 642-8500

[Corporate Seal]	WACHOVIA BANK
Attest:	By:

EXHIBIT C

UNITED STATES DISTRICT COURT
MIDDLE DISTRICT OF FLORIDA
ORLANDO DIVISION

IN RE	Case No. 6:04-cv-1231-Orl-31KRS
CNL HOTELS & RESORTS, INC.	(Consolidated with 6:04-cv- 1341 -On- I
SECURITIES LITIGATION	9JGG)
NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF CLASS ACTION

TO:	ALL PERSONS WHO PURCHASED OR OTHERWISE ACQUIRED ANY SECURITIES OF CNL HOTELS & RESORTS, INC. (F/K/A CNL HOSPITALITY PROPERTIES, INC.) (“CHR”) PURSUANT TO OR BY MEANS OF CHR’S OFFERINGS, REGISTRATION STATEMENTS, AND/OR PROSPECTUSES BETWEEN AUGUST 16, 2001 AND AUGUST 16, 2004, INCLUSIVE (“CLASS PERIOD”) (“PURCHASER CLASS”);
AND/OR
ALL PERSONS WHO WERE CHR STOCKHOLDERS ENTITLED TO VOTE ON THE PROPOSALS PRESENTED IN CHR’S PROXY STATEMENT DATED JUNE 21, 2004 (“PROXY CLASS”).
IMPORTANT
     A Federal Court authorized this Notice. This is not a solicitation from a lawyer.
     PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. ACCORDING TO CHR’S RECORDS, YOU MAY BE A MEMBER OF THE PURCHASER CLASS AND/OR PROXY CLASS, AND, IF ELIGIBLE, MAY BE ENTITLED TO BENEFITS UNDER THE PROPOSED SETTLEMENT. YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THIS ACTION. IT IS POSSIBLE TO BE A MEMBER OF BOTH THE PURCHASER CLASS AND PROXY CLASS.
SUMMARY OF NOTICE AND RELATED MATTERS
     The case is titled In re CNL Hotels & Resorts, Inc. Securities Litigation, Case No. 6:04-cv-1231-Orl-31KRS. The Judge presiding over this case is the Honorable Gregory A. Presnell, United States District Judge (the “Judge”) of the United States District Court for the Middle District of Florida (the “Court”), in Orlando, Florida. The case is referred to in this document as the Action. The people who brought the lawsuit are called Plaintiffs, and the companies and the persons they sued are called Settling Defendants.

A. Notice of Settlement Hearing
     This Notice has been sent to you pursuant to Rule 23 of the Federal Rules of Civil Procedure and an Order of the Court. The purpose of this Notice is to inform you: (i) that there is a proposed settlement of the Action, as provided for in the Stipulation of Settlement dated April 3, 2006 (the “Stipulation” or the “Settlement”)1; and (ii) to give you notice of your rights, among other things, to comment on the Settlement or to attend and participate in the hearing to be held on                     , 2006, at                     a.m./p.m., before the Judge in Courtroom No. 3, George C. Young U.S. Courthouse and Federal Bldg., 80 N. Hughey Avenue, Orlando, FL 32801 (“Final Settlement Hearing”).
     The purpose of the Final Settlement Hearing is for the Court to: (i) consider and rule upon the fairness, reasonableness, and adequacy of the Settlement; (ii) finally certify the Proxy Class and the Purchaser Class (collectively, the “Class”) for purposes of the Settlement; (iii) consider and rule upon the Plan of Allocation; (iv) consider whether and in what amounts Plaintiffs’ Counsel’s application for an award of attorneys’ fees, costs and expenses should be approved; and (v) determine whether to enter a judgment dismissing the Action with prejudice.
     This Notice describes the rights you may have under the proposed Settlement and what steps you may take in relation to this Action.
THIS NOTICE IS NOT AN EXPRESSION OF ANY OPINION BY THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES ASSERTED BY ANY PARTY IN THIS ACTION, OR THE FAIRNESS, REASONABLENESS, OR ADEQUACY OF THE PROPOSED SETTLEMENT,
B. Statement of Class’ Recovery
     Purchaser Class: Pursuant to the Settlement, a Cash Settlement Fund of $35,000,000, plus interest, minus applicable attorneys’ fees and expenses, will be established for the benefit of the Purchaser Class. Plaintiffs estimate that there were approximately 100 million shares of CHR common stock that were purchased during the Class Period, for which members of the Purchaser Class may have been damaged and may be entitled to a recovery. Plaintiffs estimate that the average recovery per potentially damaged share of CHR common stock under the settlement is $.35 per share, before deduction of Court-awarded attorneys’ fees and expenses. An individual Purchaser Class Member may receive more or less than this average per share amount. A detailed explanation of how each Purchaser Class Member’s claim will be calculated is governed by and set forth in the Plan of Allocation described below.
     Proxy Class: The Settling Defendants2 who were directors of CHR during the negotiations and execution of the Amended Merger Agreement and the Advisor Fee Reduction Agreements (“New Agreements”) have acknowledged that this Action was among the material

[1]	All capitalized terms herein shall have the same meaning as used in the Stipulation of Settlement, unless otherwise indicated.

[2]	Settling Defendants Adams and Dustin, who are former directors, were not directors during the negotiations and execution of the New Agreements.

factors taken into account in connection with the terms of the New Agreements. The price to be paid by CHR for the Advisor and the amount of advisory fees being paid by CHR to the Advisor were among the claims asserted by the Proxy Class and in the Action generally. Under the New Agreements: CHR will pay substantially less for the Advisor than under the Original Merger Agreement, which had been approved pursuant to the June 2004 Proxy; CHR will pay substantially reduced amounts for fees that were allegedly due and owing to the Advisor under the challenged fee schedule; and, the Advisor has agreed to substantially reduce its acquisition fees on a going forward basis. It is Plaintiffs’ position that the net amount that CHR will pay in merger consideration and for advisory fees as a result of the New Agreements will be approximately $200,000,000 less than CHR would have paid under the terms of the Original Merger Agreement and the prior advisory fee structure had the Original Merger Agreement become effective on a timely basis. Based on the number of shares outstanding (approximately 152.8 million), it is Plaintiffs’ position that this price differential and advisory fee differential equates to an equity enhancement of approximately $1.31 per share. Furthermore, the Settlement requires CHR to adopt substantive corporate governance provisions, as described more fully herein.
C. Statement of Potential Outcome of the Case
     The parties disagree on both liability and damages, and do not agree on the average amount of damages per share of CHR’s common stock that would be recoverable if Plaintiffs were to have prevailed on each claim alleged. The issues on which the parties disagree include: (i) whether the statements made, or facts allegedly omitted, were false or misleading; (ii) whether the statements made, or facts allegedly omitted, were material or otherwise actionable under the federal securities laws; (iii) whether certain of the parties are proper parties to this Action; (iv) the application of various financial and accounting principles to real estate investment trusts; (v) the appropriate assumptions and projections for determining the value of the Advisor; (vi) the extent to which external factors (including industry conditions) influenced the per share price, or value, of CHR’s common stock; (vii) whether the per share price, or value, of CHR’s common stock was allegedly artificially inflated; (viii) the appropriate economic model for determining the amount by which the per share price of CHR’s common stock was allegedly artificially inflated (if at all); and (ix) the appropriate economic model for determining the per share value of CHR’s common stock. Co-Lead Counsel considered that there was a substantial risk that Plaintiffs and the Class might not have prevailed on all their claims. Therefore, Plaintiffs and the Purchaser Class could have recovered nothing or substantially less than the amount of the Cash Settlement Fund and the value of the other benefits achieved for the Class as a result of the Settlement.
     The Settling Defendants have denied and continue to deny that (i) they are liable to the Plaintiffs or the Class and (ii) Plaintiffs or the Class have suffered any damages.
D. Statement of Attorneys’ Fees and Costs Sought
     In connection with the settlement of the Purchaser Class claims and the benefits conferred on the Purchaser Class in connection with the creation of the Cash Settlement Fund, Plaintiffs’ Counsel will ask the Court to award attorneys’ fees equal to 25% of the Cash Settlement Fund, and for reimbursement of expenses incurred by them in connection with the prosecution and settlement of the Action. See Paragraph No. 35 below for a more detailed description. Plaintiffs’ Counsel have expended considerable time and effort in the prosecution and settlement of this Action on a contingent fee basis, and have advanced the expenses of the Action, in the expectation that if they were successful in obtaining a recovery for the Purchaser Class they would be paid solely from such recovery. In this type of action it is customary for plaintiffs’ counsel to be awarded a percentage of the recovery as their attorneys’ fees.
     In connection with the prosecution and settlement of the Proxy Class and Fiduciary Duty Claims (as described below), including the benefits conferred by the Amended Merger Agreement, the Advisor Fee Reduction Agreements, and the corporate governance provisions, Plaintiffs’ Counsel will ask the Court to award attorneys’ fees and reimbursable expenses in the total amount of $5.5 million. Such amount, as is awarded and not to exceed $5.5 million, will be paid directly by CHR.
E. Further Information
     Further information regarding the Action and this Notice may be obtained by contacting any of the Co-Lead Counsel: Nicholas E. Chimicles, Esq., CHIMICLES & TIKELLIS LLP, 361 West Lancaster Avenue, Haverford, PA 19041, Phone: (610) 642-8500, Email: CNLHotelsSettlement@Chimicles.com, www.chimicles.com; Lawrence A. Sucharow, Esq., LABATON SUCHAROW & RUDOFF LLP, 100 Park Avenue, New York, NY 10017, Telephone: (212) 907-0700, www.labaton.com; or Lawrence P. Kolker, Esq., WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP, 270 Madison Avenue, New York, New York 10016, Telephone: (212) 545-4600, www.whath.com.
F. Reasons for the Settlement
     Co-Lead Counsel have concluded that it is in the best interests of the Plaintiffs and the Class that the Action be settled on the terms and conditions set forth in the Stipulation. Co-Lead Counsel have reached this conclusion after making a thorough investigation of the facts and research of the law, and considering the risks and uncertainties of prevailing on the claims at the pleading, summary judgment or trial stage in light of the defenses that have been or could be asserted by Settling Defendants. The legal risks and uncertainties include, among other things, whether Plaintiffs have met the requirements for pleading proper securities law claims on behalf of certain purchasers; whether the statements made in the registration statements and the Proxy were false or misleading; whether any statements, if false or misleading, were material; whether certain parties are proper parties to this Action; and whether the Plaintiffs or any Class Member suffered any loss as a result of any alleged misstatement or omission by any of the Settling Defendants. Among the practical considerations which Co-Lead Counsel considered in deciding to settle is CHR’s Listing or liquidation requirement, its dispute with its insurance carriers, the importance of positioning CHR to continue operations with the prospect of Listing, and the fact that an overwhelming percentage of the members of the Class remain stockholders of CHR. Additional considerations included the expense and length of continued proceedings necessary to prosecute the Action against Settling Defendants through trial and through appeals, as well as the substantial benefits the Settlement confers upon the Class and CHR. Co-Lead Counsel believe that the proposed Settlement is fair, reasonable, and adequate and in the best interests of the members of the Class.

WHAT THIS NOTICE CONTAINS:

BACKGROUND OF THE ACTION AND SUMMARY OF THE CLAIMS		Page

DETAILED INFORMATION		Page

22.	Why did I receive this Notice package?
23.	Why is the Action called a class action?
24.	Who is included in the classes?
25.	Who is not included in the Proxy Class and Purchaser Class?
26.	I’m still not sure if I am included.
27.	Why is there a Settlement?
28.	What are the Settlement’s benefits?
29.	How much will my payment be?
30.	How can I receive a payment?
31.	When will I receive my payment as a member of the Purchaser Class?
32.	What am I giving up to receive a payment?
33.	Can I remove myself from the Action and exclude myself from the Class?
34.	Do I have a lawyer in this case?
35.	How and in what amount will Co-Lead Counsel and Plaintiffs’ Counsel be paid?

OBJECTING TO THE SETTLEMENT		Page

36.	How do I notify the Court that I object to the Settlement, the Request for Attorneys’ Fees and Expenses, and/or the Plan of Allocation?
37.	What is the difference between objecting and requesting exclusion?

THE FINAL SETTLEMENT HEARING		Page

38.	When and where will the Court consider whether to approve the Settlement, the Plan of Allocation, and the Request for Attorneys’ Fees and Expenses?
39.	Do I have to come to the hearing?
40.	May I speak at the hearing?

GETTING MORE INFORMATION		Page

41.	Are there more details about the Settlement?

PLAN OF ALLOCATION OF THE NET SETTLEMENT FUND TO THE PURCHASER CLASS		Page

SPECIAL NOTICE TO SECURITIES BROKERS AND OTHER NOMINEES		Page

BACKGROUND OF THE ACTION AND SUMMARY OF THE CLAIMS
     1. On August 16, 2004, certain investors in CNL Hotels & Resorts, Inc. (f/k/a CNL Hospitality Properties, Inc.) (“CHR” or “Company”) filed a class action complaint against CHR, its affiliates and certain of its present and former officers and directors captioned Campbell v. CNL Hotels & Resorts, Inc., et a!., Case No. 6:04-cv- 1231 -Orl-3 I KRS (the “Campbell Action”). The Campbell Action alleged violations of the federal securities laws, including violations of Sections 11, 12(2) and 15 of the Securities Act of 1933 (“Securities Act”), Sections 14 and 20(a) of the Securities Exchange Act of 1934 (“Exchange Act”) and breaches of fiduciary duty under state law. Subsequently, on or about September 8, 2004, a class action complaint captioned Wong v. CNL Hotels & Resorts, Inc., et. al., Case No. 6:04-cv-01 341-PCF-JGG (the “Wong Action”) was filed with the Court alleging substantially similar facts and claims. By Order of the Court dated November 10, 2004, the Campbell Action and the Wong Action were consolidated for all purposes under the caption In re CNL Hotels & Resorts, Inc. Securities Litigation, Case No. 6:04-cv-1231-Orl-3IKRS (the “Action”).
     2. On December 21, 2004, pursuant to the Private Securities Litigation Reform Act, Plaintiff Macomb County Employees’ Retirement System (“Macomb”) was appointed Lead Plaintiff for the Proxy Class; Plaintiff Elizabeth Hawkins Barack Revocable Living Trust (“Barack Trust”) was appointed as Lead Plaintiff for the Purchaser Class; Chimicles & Tikellis LLP was appointed as Lead Litigation Counsel and Co-Lead Counsel; Labaton Sucharow & Rudoff LLP was appointed as Co-Lead Counsel for Macomb; and Wolf Haldenstein Adler Freeman & Herz LLP was appointed as Co-Lead Counsel for the Barack Trust.
     3. CHR, a real estate investment trust (“REIT”), was formed in 1996. CHR has sold approximately 308 million shares of its common stock through five best efforts public stock offerings. CHR common stock is not listed on a national securities exchange or on an over-the-counter market. CHR’s management, advisory and administrative services are provided by CNL Hospitality Corp. (the “Advisor”), which is an entity that is separate from, but affiliated with, CHR. Under the terms of the agreement between CHR and the Advisor (“Advisory Agreement”), the Advisor was entitled to receive fees from CHR for the services it performed (“Advisory Fees”). One of these Advisory Fees, the acquisition fee, was calculated at a rate of 4.5% of total proceeds (“Acquisition Fee”).
     4. Pursuant to CHR’s Charter, CHR must list its stock on a national securities exchange or over-the-counter market by December 31, 2007 (“Listing”), or, if there is no Listing, commence an orderly liquidation of its assets as permitted by Maryland law (absent CHR stockholder approval to extend the Listing deadline). The objective of such provisions is to provide CHR stockholders with liquidity for their CHR investments. In papers first filed with the SEC on April 30, 2004, CHR announced that it was going to proceed with a Listing, and in connection with the possible Listing, become a self-advised REIT through the acquisition of its affiliate, the Advisor (“Merger”). In connection with the possible Listing, CHR sought and obtained CHR stockholder approval of the Merger via a proxy statement, dated June 21, 2004, as amended or supplemented by the additional proxy solicitation materials filed on July 7, July 8, and July 20, 2004 (“Proxy”). The Merger called for CHR to pay at a maximum approximately $307,000,000 in total consideration (in cash, CHR stock, and CHR’s assumption of debt) to the Advisor’s owners (comprising, in large part, the founders of CHR) (“Original Merger

Agreement”). In addition, the Original Merger Agreement provided that under certain circumstances CHR would not be required to pay to the Advisor certain fees that would otherwise have been payable to the Advisor pursuant to the applicable Advisory Agreement prior to the anticipated closing of the Merger (other than asset management fees, development fees, or reimbursable expenses) (the “Deferred Fees”).
     5. On December 23, 2004, Plaintiffs filed a Consolidated Amended Class Action Complaint (“Amended Complaint”), which named CHR, CNL Hospitality Partners, L.P. (“CNL LP”), RFS Partnership, L.P. (“RFS”), the Advisor, CNL Financial Group, Inc. (“CFG”), CNL Real Estate Group, Inc. (“CREG”), Five Arrows Realty Securities II, LLC (“Five Arrows”), James M. Seneff, Jr. (“Seneff’), Robert A. Bourne (“Bourne”), Thomas J. Hutchison III (“Hutchison”), John A. Griswold (“Griswold”), Charles E. Adams (“Adams”), Lawrence A. Dustin (“Dustin”), Craig M. McAllaster (“McAllaster”), and Robert E. Parsons, Jr. (“Parsons”), as defendants.
     6. The Amended Complaint alleged on behalf of the Purchaser Class that the registration statements and prospectuses issued by CHR in connection with its 2000, 2002, and 2003 stock offerings contained materially false and misleading statements in violation of Sections 11, 12(2), and 15 of the Securities Act (“Purchaser Claims”). The affected stock offerings are: (a) the 2000 Offering, for purchases or acquisitions of CHR stock made between August 16, 2001 and April 22, 2002; (b) the 2002 Offering, for purchases or acquisitions of CHR stock made between April 23. 2002 and February 4, 2003; and, (c) the 2003 Offering, for purchases or acquisitions of CI-IR stock made between February 5, 2003 and March 12, 2004 (the “Offerings”).
     7. The allegedly materially false and misleading statements concerned, among other things:
CHR’s operations and financial condition;
     the use of an Acquisition Fee that was substantially higher than the market rate;
certain of defendants’ investments and financial interests in joint ventures with CHR (“Joint Ventures”); and
the use of improper accounting practices that, among other things, were alleged to have materially inflated Cl-JR’s reported income, and thereby created and maintained the appearance that CHR had generated sufficient cash flow from operations to pay distributions to CHR stockholders at the stated historic levels.
     8. The Purchaser Claims are asserted on behalf of all persons who purchased or otherwise acquired Cl-JR securities pursuant to or by means of the Offering documents, including the purchase of CHR stock through CHR’s Dividend Reinvestment Program (“Purchaser Class”). The Purchaser Class also includes persons who had their CI-IR stock redeemed pursuant to CHR’s stock redemption plan.
     9. The Amended Complaint also alleged that the Proxy used to solicit shareholder approval of the Merger and other matters contained materially false and misleading statements in violation of Sections 14(a) and 20(a) of the Exchange Act. It is alleged that material misstatements and omissions concerned the valuation of the Advisor, and that the amount to be paid by CHR for the Advisor was inflated and based on speculative, faulty and unreasonable projections and valuations (“Proxy Claims”). The Proxy Claims were alleged on behalf of all persons who were entitled to vote on the Proxy (“Proxy Class”).
     10. The Amended Complaint also asserted breach of fiduciary duty claims under state law, alleging that certain relationships and transactions between CHR and the Advisor were not arms-length or in conformity with CHR’s charter (“Fiduciary Duty Claims”).
     11. Settling Defendants moved to dismiss the Amended Complaint on February 11, 2005.
     12. On April 6, 2005, CHR announced that in connection with the renewal of the Advisory Agreement, independent members of CHR’s board of directors were in discussions with the Advisor to determine the comparable current market percentage rate for calculating the Acquisition Fee.
     13. On April 8, 2005, CHR announced that a special committee of CHR’s board of directors was in discussions with the Advisor regarding the possible amendment of the Merger Agreement. Although CHR and its shareholders had previously approved the terms of the Merger pursuant to the Proxy, CHR announced that the terms of the Merger were the subject of new discussions between a committee of Independent Directors and the Advisor’s owners.
     14. The Court issued rulings on May 9, 2005 denying in part and granting in part Settling Defendants’ motions. As part of these rulings, the Court dismissed the breach of Fiduciary Duty Claims in their entirety, holding that such claims could be not brought directly by the Plaintiffs. The Court dismissed all causes of action against CHR’s operating partnerships, CNL LP and RFS, and against the Advisor, CFG, CREG, and Five Arrows. The Court held in abeyance its ruling on the Proxy Claims.
     15. On or about May 31, 2005, Plaintiffs filed the Consolidated First Amended Class Action Complaint for Violation of Federal Securities Laws and Derivative Action for Breaches of Fiduciary Duties (“First Amended Complaint”) naming CHR, CNL Securities Corp. (“CSC”), the Advisor, Seneff, Bourne, Hutchison, Griswold, Adams, Dustin, McAllaster, and Parsons, as defendants and asserting claims under Sections 11, 12, and 15 of the Securities Act, Sections 14 and 20(a) of the Exchange Act, as described in Paragraph Nos. 6-9, above. The Fiduciary Duty Claims were reasserted by Plaintiffs on behalf and for the benefit of CHR, and thus are termed derivative, not direct, claims.
     16. The Settling Defendants moved to dismiss the First Amended Complaint on July 22, 2005. The Court issued rulings on September 9, 13, 20, and 21, 2005 denying in part and granting in part Settling Defendants’ motions, including dismissing all claims against CSC, and dismissing the Proxy Claim as moot. In addition, the Court again dismissed the breach of Fiduciary Duty Claims, this time with prejudice, based on its view that Plaintiffs had failed to satisfy a prerequisite to a shareholder’s right to assert a derivative claim, that is, to demonstrate that a demand on the board of directors to act would have been futile.

     17. On or about October 10, 2005, Plaintiffs filed the Consolidated Second Amended Complaint which seeks damages for alleged violations of’ the federal securities laws and state common law (“Operative Complaint”). The Settling Defendants moved to dismiss the Operative Complaint, in part, on November 9, 2005. These motions were fully briefed.
     18. On December 16, 2005, at the request of the parties, the Court adjourned any hearings on the Motions to Dismiss because the parties to the Action had entered into serious settlement discussions. On December 30, 2005, CHR and the Advisor entered into the Advisor Fee Reduction Agreements, the effectiveness of which are not contingent upon the Settlement or Merger. On April 3, 2006, CHR and the Advisor entered into the Amended Merger Agreement, which is subject to shareholder approval.
     19. In connection with the settlement discussions, Co-Lead Counsel requested, and Defendants have furnished, more than 250,000 pages of documents with respect to the claims in the Action and the Settlement. The discovery was conducted by Plaintiffs’ Counsel in order to verify information that Co-Lead Counsel and their experts and consultants had researched, gathered or inferred from other sources during the course of the investigation and prosecution of this Action.
     20. Co-Lead Counsel have extensively investigated the claims and underlying events and transactions alleged in the Operative Complaint. Co-Lead Counsel have: reviewed thousands of pages of public documents, including SEC filings; analyzed the documents produced by the Settling Defendants; engaged and consulted with experts on the claims and allegations related to CHR’s accounting practices and damages issues; and, researched the applicable law with respect to the claims asserted in the Operative Complaint and the potential defenses thereto.
     21. The Settling Defendants have denied and continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law or any act of negligence or misconduct. The Stipulation is not evidence or an admission or a concession on the part of any of the Settling Defendants of any fault or liability or damages whatsoever.
DETAILED INFORMATION
     22. Why did I receive this Notice package?
     The Court authorized this Notice to be sent to you because you may be a member of the Purchaser Class, Proxy Class, or both. (See Paragraph No. 24 for definitions).
     If you are a member of either of the classes you have a right to know about the proposed Settlement of the Action, and about your rights, obligations, and options, before the Court decides whether to approve the Settlement. This Notice package explains the Action, the Settlement, your legal rights, what benefits are available, who is eligible for them, and how to get them.
     23. Why is the Action called a class action?
     In a class action, one or more people or entities, called plaintiffs, sue on behalf of all the other people and entities that have similar claims. All of them are referred to as the class or,

individually, as class members. In a class action like this case, one court resolves in a single action the issues common to all class members.
     24. Who is included in the classes?
     The Court has preliminarily certified this action to proceed as a class action on behalf of the following two classes:
The Proxy Class consisting of all stockholders of CHR who were entitled to vote on the proposals presented in CHR’s proxy statement, dated June 21, 2004, as amended or supplemented by the additional proxy solicitation materials filed on July 7, July 8, and July 20, 2004. The class representatives of the Proxy Class are Macomb and Mary Campbell;
The Purchaser Class consisting of all persons who purchased or otherwise acquired CHR securities issued or offered pursuant to or by means of CHR’s registration statements and/or prospectuses effective between August 16, 2001 and August 16, 2004, inclusive. The class representatives of the Purchaser Class are the Barack Trust, Raymond Roberts, Victor Libov, and Edwin Wong.
The Purchaser Class and the Proxy Class are collectively referred to as the Class. Excluded from the Class are the persons and entities set out in Paragraph No. 25, below.
     25. Who is not included in the Proxy Class and Purchaser Class?
     The Settling Defendants, any officer or director of a Settling Defendant, at all relevant times, a member of any Individual Settling Defendant’s immediate family, any entity in which any Settling Defendant has a controlling interest, or the legal affiliate, representative, heir, controlling person, successor or predecessor in interest or assign of any such person is not included in either Class.
     In addition, any otherwise eligible Purchaser Class member may elect not to participate in the Action or Settlement by submitting a valid and timely written Exclusion Request in accordance with the procedures set forth in Paragraph No. 33, below, and thereby remove themselves from these proceedings.
     The members of the Proxy Class do not have the option or legal right to exclude themselves from the Proxy Class because the benefits will automatically be conferred on all Proxy Class members by virtue of the terms of the settlement of’ the Proxy Class Claims.
     26. I’m still not sure if I am included.
     If you are still not sure whether you are included in the Purchaser Class and/or the Proxy Class, you can ask for help free of charge. You can call (___) ______ toll-free or contact Lead Litigation Counsel at the addresses listed in Section E of Summary of Notice and Related Matters, above, or visit www.CompleteClaimSolutions.com for more information.
     27. Why is there a Settlement?

     THE COURT HAS NOT FINALLY DETERMINED THE MERITS OF NAMED PLAINTIFFS’ CLAIMS OR THE DEFENSES THERETO. THIS NOTICE DOES NOT IMPLY THAT THERE HAS BEEN OR WOULD BE A FINDING OF VIOLATION OF THE LAW OR THAT RECOVERY COULD BE HAD IN ANY AMOUNT IF THE ACTION WERE NOT SETTLED.
     Both sides have agreed to a settlement. In determining to enter into settlement discussions, Co-Lead Counsel took into consideration the substantial expense and length of time necessary to prosecute the Action through trial, post-trial motions and likely appeals, and the significant risks and uncertainties in a complex Action such as this. In addition, Co-Lead Counsel took into account the substantial benefits achieved by the Settlement and the other items noted in Sections C and F, above.
     Among other things, to succeed at trial on their claims, Plaintiffs and the Class would have to prove that the Proxy and CHR’s registration statements and/or prospectuses contained false and misleading statements, and that such statements were material. Settling Defendants have denied all such allegations and have pointed to several pages of warnings and disclosures set forth in the challenged Proxy and in CHR’s registration statements and prospectuses. Plaintiffs would also have to prove that they suffered damages, and defendants would have the opportunity to prove that any such damages were not caused by the allegedly false and misleading statements. Settling Defendants have denied that plaintiffs suffered any damages and have asserted that the per share price, or value, of CHR’s common stock was not artificially inflated.
     At the same time that settlement negotiations were being conducted, CHR and its Advisor entered into agreements-in-principle relating to the New Agreements. Those Settling Defendants who were directors of CHR during the negotiations and execution of the agreements-in-principle relating to the New Agreements have acknowledged that the Action was among the material factors taken into account by the parties in connection with the terms of those agreements-in-principle, which terms, as described in Paragraph Nos. 28.b. & 28.c. below, conferred significant benefits on the Class, CHR, and its stockholders.
     The Parties engaged in extensive arms-length settlement negotiations before agreeing to the proposed Settlement. Based upon their consideration of all of these factors and after several weeks of intense negotiations, counsel for the Parties reached a settlement-in-principle on February 6, 2006 to resolve all of the Settled Claims. Thereafter, Plaintiffs Counsel conducted six weeks of intensive due diligence discovery to confirm certain representations made by the Settling Defendants and the fairness of the proposed Settlement. That discovery further confirmed Plaintiffs’ and Co-Lead Counsel’s conclusion that the Settlement is fair, reasonable, adequate, and in the best interests of the members of the Class. On April 3, 2006 the Parties executed the Stipulation of Settlement setting forth the terms and conditions of the Settlement.
     28. What are the Settlement’s benefits?
     The Settlement’s benefits consist of the following:
     (a) Purchaser Class Cash Settlement Fund.

     CHR will pay, or cause to be paid, a total of $35,000,000 for the benefit of the Purchaser Class according to the following timetable: (i) $3,700,000 no later than January 15, 2007 (“2006 Cash Consideration”); (ii) $15,650,000 no later than January 15, 2008 (“2007 Cash Consideration”); and (iii) $15,650,000 no later than January 15, 2009 (“2008 Cash Consideration”). The 2006 Cash Consideration, the 2007 Cash Consideration, and the 2008 Cash Consideration will be evidenced by non-interest bearing, unsecured Notes from CHR as Maker, and payable to the order of Chimicles & Tikellis LLP, as Lead Litigation Counsel, for the benefit of the Purchaser Class, as Payee.
(b)   New Agreements.
     CHR and the Advisor have executed the New Agreements (defined above to include the Amended Merger Agreement and Advisor Fee Reduction Agreements), which agreements contain terms more favorable to CHR and its shareholders than the Original Merger Agreement (discussed in Paragraph No. 4, above) and the prior advisory fee structure. Those Settling Defendants who were directors of CHR during the negotiations and execution of the New Agreements have acknowledged that this Action was among the material factors taken into account in connection with the terms of the New Agreements.
     The Original Merger Agreement contemplated, among other things, the acquisition of the Advisor for total merger consideration of approximately $297 million, comprised of approximately $29.7 million in cash and approximately $267.3 million of CHR’s common shares (or approximately 26.73 million common shares based on a deemed per share price of $10.00 prior to giving effect to the one-for-two reverse stock split that became effective on August 2, 2004), and the assumption of a certain promissory note with a then-outstanding principal balance of approximately $10.98 million. In addition, the Original Merger Agreement provided that under certain circumstances CHR would not be required to pay to the Advisor certain fees that would otherwise have been payable to the Advisor pursuant to the then-applicable Advisory Agreement prior to the anticipated closing of the Merger (other than asset management fees, development fees or reimbursable expenses) (the “Deferred Fees”).
     The Amended Merger Agreement contemplates, among other things, the acquisition of the Advisor for total merger consideration of approximately $72 million of CHR’s common shares (or approximately 3.6 million common shares based on a deemed per share price of $20 after giving effect to the one-for-two reverse stock split that became effective on August 2, 2004), and the assumption of a certain promissory note with an outstanding principal balance of approximately $7.875 million. The Advisor Fee Reduction Agreements provide, among other things, that: (I) CHR will pay $37 million to the Advisor in full satisfaction of the Deferred Fees, which the Advisor had claimed, prior to the effectiveness of the Advisor Fee Reduction Agreements, to be approximately $82.7 million; (2) the Advisor waived the right to payment of certain fees from January 1, 2006 through June 30, 2006 (which plaintiffs’ estimate will save CHR approximately $36.6 million); and (3) the Advisor agreed to a reduction in the rate of Acquisition Fees from 4.5% to 3.0%, retroactive to April 1,2005, saving CHR additional millions of dollars.
     It is Plaintiffs’ position that the net amount that CHR will pay in merger consideration and certain advisory fees as a result of the New Agreements will be approximately $200,000,000 less than CHR would have paid under the terms of the Original Merger Agreement and the prior advisory fee structure had the Original Merger Agreement become effective on a timely basis.
          c. Implementation of Corporate Governance Policies. CHR’s Board of Directors, or a committee thereof, have adopted and will implement the following corporate governance policies if the Settlement is approved:
             (i)  Consideration of Liquidation: Any proposal submitted by CHR to its shareholders to approve an amendment to extend the December 31, 2007 date specified in the Charter by which CHR must commence an orderly Liquidation shall first be reviewed and approved by a committee consisting solely of at least three (3) of CHR’s independent directors, which committee shall retain an advisor of its choosing to assist it in the evaluation of such a proposal. Co-Lead Counsel will inspect on a confidential basis a copy of any final evaluation by the advisor and Co-Lead Counsel’s reasonable comments to such evaluation will be taken into consideration by such committee in its sole discretion. Co-Lead counsel shall not retain any copy of such evaluation. This mechanism shall remain in place until June 1, 2008, unless CHR is in violation of its Charter relating to commencement of an orderly liquidation in which event, it shall remain in place until the earlier of Listing or the commencement of the orderly Liquidation.
             (ii)  Related-Party Transaction Committee. All transactions with management and others that are reportable by CHR under Item 404 of Regulation S-K (“Related Party Transaction”) shall be considered by a committee of CHR’s Board of Directors consisting solely of directors who do not have a financial interest in the transaction being considered. The committee shall be authorized to retain such advisor and counsel of its choice as it deems appropriate. Such committee and its advisors/counsel shall review and, in its discretion, provide comments on the contents and wording of any disclosure to shareholders and in any SEC filing with respect to any Related-Party Transaction. This mechanism shall remain in place until the earlier of June 1, 2008 or Listing.
          d. New Proxy. In connection with CHR’s seeking shareholder approval of the Amended Merger Agreement and related Charter Amendments, Co-Lead Counsel will be given a reasonable opportunity to review and comment on the New Proxy and all related materials to be issued by CHR for the purposes of compliance with all applicable securities and corporate fiduciary laws, rules, and regulations. Any reasonable comments by Co-Lead Counsel on the New Proxy will be taken under consideration by CHR in its sole discretion. Subject to being given reasonable opportunity for conducting such review and providing such input, Co-Lead Counsel and Plaintiffs agree that they will fully support shareholder approval of the merger of the Advisor into CHR and the related Charter Amendments as being fair and reasonable, and in the best interests of CHR and its shareholders.
     29. How much will my payment be?
     If you are a member only of the Proxy Class, you are not entitled to a payment from the Cash Settlement Fund, which has been established solely for the benefit of the Purchaser Class.

     If you are a member of the Purchaser Class your share of the Net Settlement Fund will be determined in accordance with the Plan of Allocation that is included at the end of this Notice.
     30. How can I receive a payment?
     If you are a member only of the Proxy Class, you are not entitled to a payment from the Cash Settlement Fund.
     If you are a member of the Purchaser Class, you will be sent a personalized Investment Data Form no later than fourteen (14) days following the date of entry of the Judgment, which will reflect your purchases, sales, and transactions in the common stock of CHR during the Purchaser Class Period. The information on the Investment Data Form was prepared from data provided by CHR. Review the form and read the instructions carefully.
     If you have any questions, or need assistance, call (___) ______ toll-free or send an e-mail to CNLHotelsSettlement@Chimicles.com, and someone will assist you.
     31. When will I receive my payment as a member of the Purchaser Class?
     If you are a member only of the Proxy Class, you are not entitled to a payment from the Cash Settlement Fund.
     Assuming the Court approves the Settlement at a hearing to be held on ___, 2006, the Settlement provides that the Cash Settlement Fund shall be funded by CHR in three annual installments beginning January 2007 (or the Effective Date of this Settlement, whichever is later) and ending in January 2009. Due to the costs associated with making multiple distributions to the Purchaser Class, Co-Lead Counsel may determine to make either one or more distributions of the Net Settlement Fund. Therefore, if Co-Lead Counsel determines that it is appropriate to make multiple payments to the Purchaser Class you should not expect to receive a payment before February 2008. If Co-Lead Counsel determines that it is more cost effective and appropriate to make a single payment to members of the Purchaser Class, you should not expect a payment before February 2009.
     32. What am I giving up to receive a payment?
     As a Class member, in consideration of the benefits of the settlement, you will be releasing all of your claims against the Settling Defendants and other Released Persons, and the Action will be dismissed in its entirety.
     If the Settlement is approved, you, on behalf of yourself, your heirs, executors, administrators, successors, assigns, and any persons you represent, will release all “Settled Claims,” including all “Unknown Claims,” against all “Released Persons” (as defined below). If the Settlement is approved by the Court, all claims which have or could have been asserted in the Action will be dismissed on the merits and with prejudice as to all Plaintiffs, Class Representatives and members of the Class, who shall be forever barred from prosecuting an action raising the Settled Claims against the Released Persons.

\

     “Settled Claims” shall include any statutory, regulatory, equitable, legal, common-law or other claims, causes of action, suits, liabilities, obligations, expenses, costs, penalties, damages, demands, and/or any other remedies of any nature whatsoever, under federal, state, local or any other law (including Unknown Claims and including, without limitation, claims within the exclusive jurisdiction of the federal courts), whether legal or equitable, known or unknown, whether or not matured, accrued, or ripe, that are based upon or related to, or arise out of, in whole or in part, (a) the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act that were alleged or could have been alleged in the Action, or (b) any count or allegation contained in any complaint in the Action by any Named Plaintiff or the Class against each and all of the Released Persons, through the date when Judgment is entered dismissing the action with prejudice.
     “Unknown Claims” means any Settled Claim that any Named Plaintiff or the Class does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Persons which, if known by him, her, or it, might have affected his, her, or its settlement with and release of the Released Persons, or might have affected his, her, or its decision not to object to this settlement.
     “Released Persons” shall include the Settling Defendants, any previously named defendants, any of their affiliates, including without limitation, limited liability companies, partnerships and corporations (including those that are minority-owned ) (collectively, “Affiliates”), their predecessors and successors, and any person or entity that could have been named by the Plaintiffs as defendants in the Action as participants in the allegedly actionable or wrongful conduct described therein, and their respective past and present officers, directors, managers, partners, employees, agents, consultants, advisors, attorneys, accountants, experts, or representatives.
     33. Can I remove myself from the Action and exclude myself from the Class?
     If you are a member of the Proxy Class, which is certified as a Rule 23(b)(2) Class, you do NOT have the right to exclude yourself from or opt-out of the Proxy Class.
     If you are a member of the Purchaser Class, you have the right to exclude yourself or opt-out of the Purchaser Class. If you do not want a payment from this Settlement, but you do want to keep the right to sue or continue to sue any of the Settling Defendants or to assert any Settled Claims against any of the Released Persons on your own, then you must take steps to get out of the Purchaser Class. Each member of the Purchaser Class shall be bound by all determinations and judgments in this Action, whether favorable or unfavorable, unless he files a written request for exclusion from the Purchaser Class (“Opt-Outs”). This is called excluding yourself or “opting out” of the Purchaser Class. Defendants may withdraw from and terminate the settlement if more then a certain amount of Opt-Outs are made.
     If you are a member of the Purchaser Class and wish to be excluded from the Purchaser Class and the Action, you must mail, by first class mail, postmarked no later than ___, 2006, a written request for exclusion from the Purchaser Class, (“Exclusion Request”) that includes the following information:

a. a statement that you “request exclusion from the Purchaser Class in In re CNL Hotels & Resorts, Inc. Securities Litigation, Case No. 6:04-cv-l 231 -Orl-31KRS”;
b. your signature and those of any joint purchasers;
c. the date(s), price(s), and number(s) of shares of all your purchases and sales of CUR common stock made between August 16, 2001 and August 16, 2004, inclusive; and
d. the name, address and telephone number of the person seeking exclusion from the Purchaser Class.
If your Exclusion Request does not include that information, you will not be excluded and you will be deemed to continue to be a member of the Purchaser Class.
Your Exclusion Request must be postmarked no later than ___, 2006 and mailed to:
In re CNL Hotels & Resorts, Inc. Securities Litigation
do Complete Claim Solutions, Inc., Claims Administrator
EXCLUSIONS
319 Clematis St., Suite 300 [P.O. Box_____]
West Palm Beach, FL 33401
(800) 930-0057
     34. Do I have a lawyer in this case?
     Yes. Chimicles & Tikellis LLP was appointed as Lead Litigation Counsel and together with Labaton Sucharow & Rudoff LLP and Wolf Haldenstein Adler Freeman & Herz LLP are Co-Lead Counsel for the Plaintiffs and the Class:
Nicholas E. Chimicles, Esq.
CHIMICLES & TIKELLIS LLP
361 West Lancaster Avenue
Haverford, PA 19041
Phone: (610) 642-8500
Fax: (610) 649-3633
Email: CNLHotelsSettlement@Chimicles.com
www.chimicles.com
Lead Litigation Counsel

Lawrence A. Sucharow, Esq.	Lawrence P. Kolker, Esq.

LABATON SUCHAROW & RUDOFF LLP	WOLF HALDENSTEIN ADLER FREEMAN

100 Park Avenue	& HERZ LLP

New York, NY 10017	270 Madison Avenue

New York, New York 10016

Telephone: (212) 907-0700	Telephone: (212) 545-4600

www.labaton.com	www.whafli.com

Co-Lead Counsel
     You will not be charged directly by these lawyers for such representation. They will ask the Court to award them reasonable attorneys’ fees and expenses, as described in Paragraph No. 35 to be paid by CHR either directly or through the Purchaser Class Cash Settlement Fund.
     If you want to be represented by your own lawyer, you may hire one at your own expense. You are not required to retain your own lawyer, but if you choose to do so, your lawyer must file with the Court an appearance on your behalf on or before ___. 2006, and must serve copies of such appearance on the attorneys listed in this Paragraph No. 34.
     35. How and in what amount will Co-Lead Counsel and Plaintiffs’ Counsel be paid?
     Plaintiffs’ Counsel will seek the payment of fees and the reimbursement of expenses from the Cash Settlement Fund. Plaintiffs’ Counsel shall file a Fee Petition with the Court (and will post a copy at www.ohimicles.com) fourteen (14) days prior to the Final Approval Hearing. The Settlement contemplates that Plaintiffs’ Counsel shall be paid separately fees and expenses for their prosecution of the Proxy Class claims and Fiduciary Duty Claims and the Purchaser Class claims.
     Litigation Expenses:
     Plaintiffs’ Counsel have incurred a total of approximately $1,250,000 in expenses in connection with the prosecution and settlement of this Action. Those expenses were incurred by Plaintiffs’ Counsel on a totally contingent basis. In the Fee Petition, Plaintiffs’ Counsel will reasonably allocate the litigation expenses between the Proxy Class and Fiduciary Duty Claims, and the Purchaser Class claims based upon whether the expenses were incurred principally in prosecuting one or both sets of claims. This allocation is necessary because there will be different fee expense awards for the settlements achieved with respect to the Proxy Class and Fiduciary Duty Claims, and the Purchaser Class claims.
     Fee Applications:
     With respect to prosecuting the Proxy Class and Fiduciary Duty Claims and obtaining for the Class the Settlement benefits described in Paragraph Nos. 28 b., c., d., e., and f., above, Plaintiffs’ Counsel will seek from the Court an award of attorneys’ fees and expenses allocable to the Proxy Class and Fiduciary Duty Claims in an amount not to exceed $5,500,000, to be paid by CHR after the Effective Date of the Settlement.
     With respect to prosecuting the Purchaser Class Claims and obtaining for the benefit of the Purchaser Class the Cash Settlement Fund described in Paragraph No. 28a. above, Plaintiffs’ Counsel will seek from the Court an award of reasonable attorneys’ fees equal to 25% of the Cash Settlement Fund ($8,750,000 of the Cash Settlement Fund), plus an award of expenses allocable to the Purchaser Class claims. The awarded fees shall be paid from the Settlement Fund Account, as each installment of the Cash Settlement Fund is received and deposited in the Settlement Fund Account. The expenses awarded by the Court with respect to the Purchaser Class claims shall be reimbursed to Plaintiffs’ Counsel from the 2006 Cash Consideration, to be paid by CHR in January 2007 or after the Effective Date of this Settlement, whichever is later.
OBJECTING TO THE SETTLEMENT
     At the Final Settlement Hearing, the Court will determine whether to finally approve the Settlement and dismiss with prejudice the Action and the claims of the Class. The Court will also determine whether the Plan of Allocation for the distribution of the Net Settlement Fund is fair, reasonable, adequate and is in the best interests of the Purchaser Class. The Court may also consider Plaintiffs’ Counsel’s application for an award of attorneys’ fees and reimbursement of expenses. The Final Settlement Hearing may be adjourned from time to time by the Court without further written notice to the Class.
     As a member of the Purchaser Class or Proxy Class, you can formally object to the Settlement, some part of it, the Plan of Allocation, or Plaintiffs’ Counsel’s request for attorneys’ fees and reimbursement of expenses.
     36. How do I notify the Court that I object to the Settlement, the Request for Attorneys’ Fees and Expenses, and/or the Plan of Allocation?
     If you are a Proxy Class Member or a Purchaser Class Member (and have not sought to exclude yourself) and you wish to object to any part of the Settlement, the Request for Attorneys’ Fees and Expenses and/or the Plan of Allocation, you can object. If you decide to object to the Settlement, the Request for Attorneys’ Fees and Expenses and/or the Plan of Allocation, you can present the reasons why you believe the Court should not approve any of them. But in order for your objection to be considered, you must comply with the following procedures.

     To object, you must, on or before ___, 2006 file with the Clerk of the Court a notice of intention to appear, a statement or letter saying what you are objecting to and the reasons for your objection, and any supporting documentation. Be sure to include:
(i) the case name and number: “In re CNL Hotels & Resorts, Inc. Securities Litigation, Case No. 6:04-cv-123 I -Orl-31KRS (M.D. Fla.)”;
(ii) your name, address, telephone number, and signature;
(iii) information concerning your purchase(s), sale(s) and transactions in CHR stock from August 16, 2001 through August 16, 2004, inclusive (to evidence proof of membership in the Class);
(iv) the reason(s) you object to the Settlement, the Request for Attorneys’ Fees and Expenses and/or the Plan of Allocation; and
(v) all legal support you wish to bring to the Court’s attention or evidence you have to support your objection.
     You must also, on or before ___, 2006 serve, either in person or by mail, copies of such notice, statement, and documentation, together with copies of any other papers or briefs you filed with the Court, upon the Court and counsel for the Parties as follows:
To the Court:
Honorable Hon. Gregory A. Presnell
United States District Court, Middle District of Florida
George C. Young U.S. Courthouse and Federal Bldg.
80 N. Hughey Avenue, Courtroom No. 3
Orlando, FL 32801

To Lead Litigation Counsel:	To Defendants’ Counsel:

Nicholas E. Chimicles, Esquire	Kenneth A. Lapatine, Esq.
CHIMICLES & TIKELLIS LLP	GREENBERG TRAURIG, LLP
One Haverford Centre	The MetLife Building
361 West Lancaster Avenue	200 Park Avenue
Haverford, PA 19041	New York, NY 10166
Phone: (610) 642-8500	Phone: (212) 801-9200
www.chimicles.com	www.gtlaw.com

Scott B. Schreiber, Esq.
ARNOLD & PORTER, LLP
555 Twelfth Street, NW
Washington, DC 20004
Phone: (202) 942-5000
www.aporter.com

     Waiver of Objections. Any person who fails to comply with the requirements for objecting to the Settlement shall be deemed to have waived all such objections and shall be foreclosed from raising any objection to the proposed Settlement. Any Class member may attend the Final Settlement Hearing, but only those Class members who comply with the provisions hereof will be permitted to raise any objections to the proposed Settlement.
     37. What is the difference between objecting and requesting exclusion?
     Objecting is telling the Court that you don’t like something about the Settlement, Plan of Allocation, or Request for Attorneys’ Fees and Expenses. You can object only if you are a Class Member. If you took steps to exclude yourself from the Purchaser Class, that tells the Court that you don’t want to be a member of the Purchaser Class, and therefore you cannot object because the Action and the Settlement no longer affect you.
THE FINAL SETTLEMENT HEARING
     The Court will hold a hearing, called a Final Settlement Hearing, to consider whether to approve the Settlement. At or after the Final Settlement Hearing, the Court will also consider whether to approve the Plan of Allocation and Plaintiffs’ Counsel’s Request for Attorneys’ Fees and Expenses. You may attend the Final Settlement Hearing and you may ask to speak by notifying the Court of your intention to appear as described below in Paragraph No. 40.
     38. When and where will the Court consider whether to approve the Settlement, the Plan of Allocation, and the Request for Attorneys’ Fees and Expenses?
     The Court will hold a Fairness Hearing on ___, 2006, at ___ a.m./p.m., before the Honorable Hon. Gregory A. Presnell at the United States District Court for the Middle District of Florida, Courtroom No. 3, George C. Young U.S. Courthouse and Federal Bldg., 80

N. Hughey Avenue, Orlando, FL 32801. At the hearing, the Court will consider whether the Settlement is fair, reasonable, and adequate. At or after the Final Settlement Hearing, the Court will also consider whether to approve the Plan of Allocation and the Request for Attorneys’ Fees and Expenses.
     If there are objections, the Court will also consider them. The Court has discretion to listen to people who have asked to speak at the hearing. We do not know how long the Final Settlement Hearing will last or how long it will take for the Court to decide whether to approve the Settlement, the Request for Attorneys’ Fees and Expenses or the Plan of Allocation.
39.	Do I have to come to the hearing?
     No. Co-Lead Counsel will answer the questions the Court may have on behalf of Plaintiffs and the Class. However, you are welcome to attend the hearing at your own expense. If you send in a written objection, you do not have to come to Court to have the Court consider it. As long as you serve and mail your written objection on time and in accordance with the procedures described in Paragraph No. 36 above, the Court will consider it. You may also pay your own lawyer to attend the Final Settlement Hearing, but you don’t need to hire your own lawyer.
     If you do hire your own lawyer, he or she should file a Notice of Appearance in the manner described in Paragraph No. 40, below.
     The Court may choose to reschedule the hearing without sending a further notice to Class Members. If you plan to come to the hearing, you should contact one of the Counsel listed above to make sure the hearing has not been rescheduled.
40.	May I speak at the hearing?
     At the Final Settlement Hearing, any member of the Class (who has not made a timely Exclusion Request) may appear in person or by counsel and be heard, to the extent allowed by the Court, in support of or in opposition to the fairness, reasonableness and adequacy of the Settlement, the Plan of Allocation, and/or Plaintiffs’ Counsel’s request for an award of Attorneys’ Fees and Expenses.
     You may speak at the Final Settlement Hearing if you are a Class Member and you filed a timely objection in the manner described in the answer to Paragraph No. 36 above.
     If you intend to have an attorney speak on your behalf at the Final Settlement Hearing, your attorney must file a “Notice of Appearance” with the Clerk of the Court at the address noted in Paragraph No. 36, and serve a copy of that notice on Lead Litigation Counsel and Defendants’ Counsel at the addresses set forth in Paragraph No. 36, Your attorney’s Notice of Appearance must be filed with the Court and postmarked or delivered by other means to Lead Litigation Counsel and Defendants’ Counsel no later than ___, 2006. If you or your attorney intend to present evidence at the Final Settlement Hearing, your written objections (prepared and submitted in accordance with Paragraph No. 36) must identify any witness you or your attorney may seek to call to testify and any exhibits you or your attorney may seek to introduce into evidence at the hearing.
41.	Are there more details about the Settlement?
     Yes. This Notice summarizes the proposed Settlement. More details (including the definitions of various terms used in this Notice) are contained in the pleadings and other papers in this Action, including the formal Stipulation of Settlement, which has been filed with the Court. In addition, Plaintiffs’ submissions in support of the Settlement, the Plan of Allocation, and Plaintiffs’ Counsel’s Fee and Expense Application will be filed with the Court on                      2006. If you want a copy of the Stipulation of Settlement, Plaintiffs’ submissions in support of the Settlement, Plan of Allocation, or Plaintiffs’ Counsel’s Fee and Expense Application, or if you have any questions about the Settlement, Plan of Allocation, or Plaintiffs’ Counsel’s Fee and Expense Application, you may:
•	Call (866) 404-0132, toll-free;

•	Write to one of Co-Lead Counsel at one of the addresses in the answer to Section E above;

•	Write to: In re CNL Hotels & Resorts, Inc. Securities Litigation, do Complete Claim Solutions, Inc., P.O Box ___, West Palm Beach, Florida 33416; or

•	Send an e-mail to CNLHotelsSettlement@Chimcles.com.
PLEASE DO NOT CALL THE COURT OR CLERK OF COURT.
PLAN OF ALLOCATION OF THE NET
SETTLEMENT FUND TO THE PURCHASER CLASS
     The $35,000,000 Purchaser Class Cash Settlement Fund and the interest earned thereon is the Cash Settlement Fund. The Cash Settlement Fund less the fees and expenses awarded by the Court with respect to the prosecution and settlement of the Purchaser Class claims (see Paragraph No. 35 above) and less all costs of claims administration, taxes, and other approved expenses (the “Net Settlement Consideration”) shall be distributed to member of the Purchaser Class in accordance with the Plan of Allocation.
     The summary below is intended to provide a general overview of the terms of the Plan of Allocation. Each itemized section describes a particular method by which shares of CNL Hotels and Resorts, Inc. (“CHR”) could have been acquired or disposed. Please refer to each section that applies to your investment history.
     The summary is not intended to replace the Plan of Allocation. All shareholders and Purchaser Class members are encouraged to read the Plan of Allocation in its entirety.

1.	Purchased in one or more Subscription Offerings and/or through the CHR Reinvestment Plan and still hold some or all the shares purchased.
-	All shares purchased where the admission date on the CHR records is between August 16, 2001 and August 16, 2004 (which have not been redeemed, transferred or sold) are Eligible Purchaser Class Shares and will be allocated a portion of the Net Settlement Consideration.

-	Shareholder will receive an Investment Data Form (following the end of the calendar quarter during which Judgment is entered by the Court related to this action). No Proof of Claim is required. If the Investment Data Form is accurate, do nothing. If any of the information on the Investment Data Form is incorrect submit corrected information and documentation to the Claims Administrator.

-	If you sold or sell any shares through the CHR Redemption Plan after August 16, 2004 but prior to the end of the calendar quarter during which Judgment is entered by the Court related to this action the shares sold through the CHR Redemption Plan will be treated as described in Paragraph No. 2 below.

-	If you sold or sell any shares to a person or entity other than CHR after August 16, 2004 but prior to the end of the calendar quarter during which Judgment is entered by the Court related to this action the shares sold through such a transaction(s) will be treated as described in Paragraph No. 7 below.

-	Plan of Allocation paragraph references: I through 8a, 11, and 12.
2.	Purchased in one or more Subscription Offerings and/or through the CHR Reinvestment Plan, sold some or all shares through the CHR Redemption Plan and still hold all the shares not redeemed.
-	All shares purchased, which have not been redeemed, where the admission date on the CHR records is between August 16,2001 and August 16, 2004 are Eligible Purchaser Class Shares and will be allocated a portion of the Net Settlement Consideration.

-	All shares sold through the CHR Redemption Plan prior to the end of the calendar quarter during which Judgment is entered by the Court related to this action are not Eligible Purchaser Class Shares and will not be allocated a portion of the Net Settlement Consideration.

-	Shareholder will receive an Investment Data Form (following the end of the calendar quarter during which Judgment is entered by the Court related to this action). No Proof of Claim is required. If the Investment Data Form is accurate, do nothing. If any of the information on the Investment Data

Form is incorrect submit corrected information and documentation to the Claims Administrator.

-	Plan of Allocation paragraph references: 1 through 8b, II, and 12.
3.	Purchased in one or more Subscription Offerings and/or through the CHR Reinvestment Plan (“transferor”) transferred some or all shares by gift, bequest, account change, marriage or divorce to a person or entity (“transferee”) for zero consideration and still hold all the shares not transferred.
-	All shares purchased, which have not been transferred, where the admission date on the CHR records is between August 16, 2001 and August 16, 2004 are Eligible Purchaser Class Shares and will be allocated a portion of the Net Settlement Consideration.

-	Shares transferred where your original admission date on the CHR records is between August 16, 2001 and August 16, 2004 are Eligible Purchaser Class Shares and will be allocated a portion of the Net Settlement Consideration. However, you as the transferor are not eligible to receive the Net Settlement Consideration allocated to the shares transferred. Rather, your transferee, the person or entity to whom the shares were transferred, will receive the Net Settlement Consideration.

-	Shareholder and transferee will receive an Investment Data Form (following the end of the calendar quarter during which Judgment is entered by the Court related to this action). No Proof of Claim is required. If the Investment Data Form is accurate, do nothing. if any of the information on the Investment Data Form is incorrect submit corrected information and documentation to the Claims Administrator.

-	Plan of Allocation paragraph references: I through 8a, 8e, II, and 12.
4.	Purchased CHR shares from a person or entity other than CHR between August 16, 2001 and August 16, 2004.
-	All shares purchased where the admission date on the CHR records is between August 16, 2001 and August 16, 2004 are Eligible Purchaser Class Shares and will be allocated a portion of the Net Settlement Consideration.

-	The amount of the Net Settlement Consideration will be determined according to a weighting formula based on the gross purchase price you paid per share.

-	You must file a Proof of Claim and include written evidence to demonstrate the purchase of CHR shares with the Claims Administrator. If you do not timely submit the Proof of Claim and the required evidence, you will not be eligible to receive a distribution of the Net Settlement Consideration.

-	Plan of Allocation paragraph references: I through 8, 8c, 9, 10, 13, and 14.
5.	Sold shares to a person or entity other than CHR between August 16, 2001 and August 16, 2004.
-	If the shares you sold were purchased between August 16, 2001 and August 16, 2004 (as evidenced by the admission date on the CHR records) then you may be eligible to receive an allocation from the Net Settlement Consideration with respect to the shares sold.

-	The amount of the Net Settlement Consideration will be determined according to a weighting formula based on the gross purchase price per share you received from the sale.

-	You must file a Proof of Claim and include written evidence to demonstrate the sale of CHR shares with the Claims Administrator. If you do not timely submit the Proof of Claim and the required evidence and documentation, you will not be eligible to receive a distribution of the Net Settlement Consideration with respect to the shares sold.

-	Plan of Allocation paragraph references: 1 through 8, 8d, 9, 10, 13, and 14.
6.	Weighting Formula for shares sold to or purchased from a person or entity other than CHR (“Third Party Transaction”).
-	The midpoint for the weighting will be established at the weighted average price per Eligible Purchaser Class Shares where the gross transaction price is less than $19 per Eligible Purchaser Class Share. Only Third Party Transactions for which properly executed and documented Proof of Claims have been timely submitted will be included in this calculation.

-	The Claims Administrator will calculate a sliding scale for the range of actual gross transaction prices where: (a) the weighted average price is assigned a 50% weight to both seller and buyer; (b) the highest gross transaction price that is less than $19 per share will have a weighting of 95% to the buyer and 5% to the seller and (c) the lowest actual gross transaction price will have a weighting of 5% to the buyer and 95% to the seller.

For Example: assuming the highest gross transaction price per share less than $19 is $18.50, the weighted average price is $17.00 per share and the lowest gross transaction price per share is $15.50, the resulting sliding scale would be as follows:

Gross Transaction	Assigned Weighting to
Price Per Share	Per Share Allocation
$19.00	100%	0%
$18.50	95%	5%
$17.75	72.5%	27.5%
$17.00	50%	50%
$16.75	27.5%	72.5%
$15.50	5%	95%
-	The Per Share Allocation will be allocated among parties based on the assigned weighting.

-	Plan of Allocation paragraph references: I through 8, 10.
7.	Sold shares to a person or entity other than CHR after August 16, 2004 but prior to the end of the calendar quarter during which Judgment is entered by the Court related to this action.
-	Eligible Purchaser Class Shares sold after August 16, 2004 but prior to the end of the calendar quarter during which Judgment is entered by the Court related to this action may be allocated a portion of the Net Settlement Consideration with respect to the shares sold.

-	The amount of the Net Settlement Consideration will be determined according to a weighting formula based on the gross proceeds you received per share from the sale.

-	You must file a Proof of Claim and include written evidence to demonstrate the sale of CHR shares with the Claims Administrator. If you do not timely submit the Proof of Claim and the required evidence, you will not be eligible to receive a distribution of the Net Settlement Consideration with respect to the shares sold.

-	Plan of Allocation paragraph references: I through 8,9, 10, 13, and 14.
8.	Purchased shares after August 16, 2004.
-	You are not a Purchaser Class member and the shares purchased are not Eligible Purchaser Class Shares regardless of any contractual arrangements between the seller and yourself.

-	You will not receive an Investment Data Form and may not file a Proof of Claim.

-	Neither the Claims Administrator nor Plaintiffs’ Counsel will review any contractual arrangements, mediate any dispute, or withhold distribution of the Net Settlement Consideration.

-	Plan of Allocation paragraph references: I through 3 and 1 5.
SPECIAL NOTICE TO SECURITIES BROKERS AND OTHER NOMINEES
          If you hold shares of CHR stock that were purchased during the Class Period as nominee for a beneficial owner, then within ten (10) days after you receive this Notice, you must either: (1) mail copies of this Notice and the accompanying Investment Data Form by first-class mail to each such beneficial owner; or (2) send a list of the names and addresses of such beneficial owners to the Claims Administrator at the following address:
In re CNL Hotels & Resorts, Inc. Securities Litigation Nominees
c/o Complete Claim Solutions, Inc.
P.O. Box ______
West Palm Beach, Florida 33416
( ) ______________
PLEASE DIRECT YOUR QUESTIONS TO THE CLAIMS ADMINISTRATOR OR TO CO-LEAD COUNSEL DO NOT CONTACT THE COURT OR DEFENDANTS’ COUNSEL WITH QUESTIONS.

DATED: ___, 2006	BY ORDER OF THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA

EXHIBIT D

UNITED STATES DISTRICT COURT
MIDDLE DISTRICT OF FLORIDA
ORLANDO DIVISION

IN RE
CNL HOTELS & RESORTS, INC.	Case No. 6:04-cv-1231-Orl-3IKRS
SECURITIES LITIGATION	(Consolidated with 6:04-cv-1341-On 19JGG)

CLASS ACTION

[Proposed] ORDER GRANTING
PRELIMINARY APPROVAL OF THE
STIPULATION OF SETTLEMENT
AND THE PLAN OF ALLOCATION
AND SCHEDULING SETTLEMENT
HEARING
[Proposed] ORDER GRANTING PRELIMINARY APPROVAL OF THE
STIPULATION OF SETTLEMENT AND THE PLAN OF ALLOCATION AND
SCHEDULING SETTLEMENT HEARING
     Subject to Court Approval, the Named Plaintiffs and Settling Defendants in this Action entered into a Stipulation of Settlement dated April 3, 2006 in proposed Settlement of the Action (“Stipulation of Settlement”) (capitalized terms herein shall have the same meaning as used in the Stipulation of Settlement unless indicated otherwise).

     Application has been made for preliminary approval of the Settlement, upon the terms and conditions in the Stipulation of Settlement. The Court has received and reviewed the Stipulation of Settlement and its attached exhibits.
     AND NOW, upon consideration of the Stipulation of Settlement and all that has occurred in this Action to date, it is hereby ORDERED as follows:
     1. The terms of the Stipulation of Settlement are preliminarily approved solely for the purpose of sending and publishing the Class Notice and the Summary Notice to the Class, subject to further consideration at the final hearing on the Settlement (“Final Settlement Hearing”) described in Paragraph 20 of this Order.
     2. The terms of the Plan of Allocation are preliminarily approved solely for the purpose of sending and publishing the Class Notice and Summary Notice to the Class, subject to further consideration at the Final Settlement Hearing.
     3. The Court conditionally certifies for purposes of this Settlement only the following Classes in this Action, subject to further consideration at the Final Settlement Hearing:
a.	Pursuant to Fed. R. Civ. P. 23(a) and (b)(2), a class of all persons who were entitled to vote on the proposals presented in the proxy statement filed with the SEC by CHR, dated June 21, 2004, as amended or supplemented by the additional proxy solicitation materials filed on July 7, July 8, and July 20, 2004 (“Proxy Class”). Solely for purposes of this Settlement, the class representatives of the Proxy Class are Macomb County Employees’ Retirement System (“Macomb County ERS”) and Mary Campbell. Members of the Proxy Class shall not have the right to opt out of the Proxy Class, but may file objections to the proposed

Settlement of the claims brought on behalf of the Proxy Class in accordance with Paragraph 15, herein.
b.	Pursuant to Fed. R. Civ. P. 23(a) and (b)(3), a class of all persons who purchased or otherwise acquired CHR securities issued or offered pursuant to or by means of CHR’s registration statements and/or prospectuses between August 16, 2001 and August 16, 2004, inclusive (“Purchaser Class”). Solely for purposes of this Settlement, the class representatives of the Purchaser Class are Elizabeth Hawkins Barack Revocable Living Trust (“Barack Trust”), Raymond Roberts, Victor Libov, and Edwin Wong. Members of the Purchaser Class shall be afforded an opportunity to object to the proposed Settlement of the claims brought on behalf of the Purchaser Class or opt-out of the Purchaser Class, in accordance with Paragraphs 14 and 15, herein.
The Purchaser Class and the Proxy Class are collectively referred to as the Class, which shall exclude Settling Defendants, the officers and directors of Settling Defendants, at all relevant times, members of each Individual Settling Defendant’s immediate family, any entity in which any Settling Defendant has a controlling interest, and the legal affiliates, representatives, heirs, controlling persons, successors and predecessors in interest or assigns of any such excluded person.
     4. Pursuant to 15 U.S.C §§ 77z-l(a)(3)(B) and 78u-4(a)(3)(B), Plaintiff Macomb County ERS was appointed as Lead Plaintiff for the Proxy Class, the Barack Trust was appointed as Lead Plaintiff for the Purchaser Class, Chimicles & Tikellis LLP was appointed as Lead Litigation Counsel and Co-Lead Counsel, Labaton Sucharow & Rudoff LLP was appointed as

Co-Lead Counsel for Macomb County ERS, and Wolf Haldenstein Adler Freeman & Herz LLP as Co-Lead Counsel for the Barack Trust. Such appointments are hereby confirmed.
     5. Co-Lead Counsel are authorized to act on behalf of the Class with respect to all acts required by the Stipulation of Settlement or such other acts which are reasonably necessary to consummate the proposed Settlement set forth in the Stipulation of Settlement.
     6. Co-Lead Counsel are hereby authorized to retain the firm of Complete Claim Solutions, Inc. as Claims Administrator (“Claims Administrator”) to supervise and administer the Class Notice and, if the Settlement is finally approved, to implement the Plan of Allocation.
     7. CHR shall cooperate with Co-Lead Counsel and the Claims Administrator in responding to all reasonable requests for information in the possession, custody, or control of CHR, and needed to disseminate the Class Notice and Investment Data, or to prepare the Plan of Allocation.
     8. CHR agrees to make available to Co-Lead Counsel and the Claims Administrator engaged by Co-Lead Counsel the person(s) most knowledgeable from CHR or CHR’s counsel, with respect to the shareholder data specified in Section VI.2 of the Stipulation of Settlement.
     9. Named Plaintiffs, the Class, Plaintiffs’ Counsel, the Cash Settlement Fund, and the Claims Administrator’s reliance on such Investment Data is reasonable.
     10. Named Plaintiffs, the Class, Plaintiffs’ Counsel, the Cash Settlement Fund, and the Claims Administrator shall be held harmless from any liability resulting from errors or inaccuracies in the Investment Data.
     11. Within Fourteen (14) days from the date of entry of this Order (the “Notice Mailing Date”), Co-Lead Counsel shall cause to be mailed to all Class Members at their last known addresses, via first-class mail, the Class Notice, substantially in the form attached hereto as Exhibit 1. Class Notice will also be sent via electronic mail (“email”) to members of the Class for which e-mail addresses are available. The Investment Data forms shall mailed no later than fourteen (14) days following the date of entry of Judgment.
     12. Within Fourteen (14) days from the date of entry of this Order (the “Summary Notice Publication Date”), Co-Lead Counsel shall cause the Summary Notice to be published once in The New York Times, substantially in the form attached hereto as Exhibit 2.
     13. Seven (7) days before the date fixed by this Court for the Final Settlement Hearing, Co-Lead Counsel shall cause to be filed with the Clerk of this Court affidavits or declarations of the person or persons under whose general direction the mailing of the Class Notice and publication of the Summary Notice were accomplished which affidavits shall verify that such mailing and publication were made in accordance with this Order.
     14. The Court finds that dissemination of the Class Notice and Summary Notice pursuant to Paragraphs 11 and 12 above, (a) constitutes the best notice practicable under the circumstances, (b) constitutes due and sufficient notice of the Settlement and the Final Settlement Hearing to all persons entitled to receive such notice as Class Members, and (c) complies with due process and the notice requirements of the Federal Rules and any other applicable law.
     15. For purposes of mailing the Class Notice, publishing the Summary Notice and processing and mailing the Investment Data, as provided in Paragraphs 11 and 12 above, the Claims Administrator or its designee shall lease and maintain one or more Post Office Boxes of adequate size for the receipt of all communications necessary for the administration of the Settlement. The Class Notice and Summary Notice shall designate the appropriate Post Office

Box as the return address for the designated purposes. In addition, the Claims Administrator shall provide members of the Class with access to pertinent information via the internet.
     16. For purposes of mailing the Class Notice, publishing the Summary Notice and processing and mailing the Investment Data, as provided in Paragraphs 11 and 12, within five (5) business days from the date of entry of this Order, CHR shall cause to be paid an amount not to exceed $250,000 into the Settlement Fund Account, in accordance with Section III.6 of the Stipulation, to be used solely to cover costs and expenses relating to the printing and mailing of the Class Notice, mailing the Investment Data form, and the publication of the Summary Notice. Such payments as are made which are consistent with this Order shall be on a non-recourse basis as to amounts actually expended or incurred so that Plaintiffs’ Counsel, Named Plaintiffs and the Class shall have no responsibility or obligation to reimburse such expended amounts in the event the Effective Date does not occur.
     17. The Class Notice will inform members of the Purchaser Class of their right to submit a request for exclusion from the conditionally certified Purchaser Class (“Opt-Outs”). The Class Notice will set forth that in order for a member of the Purchaser Class to be excluded from the Purchaser Class, he/she/it must send a letter by mail that: (a) includes a statement that the member of the Purchaser Class “requests exclusion from the Purchaser Class in In re CNL Hotels & Resorts, Inc. Securities Litigation, Case No. 6:04-cv-1231-Orl-31KRS”; (b) is signed by the CHR stockholder, and any joint purchasers; (c) includes the date(s), price(s), and number(s) of shares of all purchases and sales of CHR common stock made during the Purchaser Class Period; and (d) includes the name, address, and telephone number of the person seeking exclusion from the Purchaser Class. (“Exclusion Requests”). Exclusion Requests will not be accepted by phone or e-mail. Exclusion Requests must be postmarked on or before fourteen (14) days prior to the date fixed by this Court for the Final Settlement Hearing to:
In re CNL Hotels & Resorts, Inc. Securities Litigation
c/o Complete Claim Solutions, Inc.
EXCLUSIONS
Claims Administrator
319 Clematis St., Suite 300
West Palm Beach, FL 33401
(800) 930-0057
     18. Any Class Member may appear at the Final Settlement Hearing in person or by counsel (if an appearance is filed and served as hereinafter provided) and may be heard to the extent allowed by the Court in support of, or in opposition to, the fairness, reasonableness and adequacy of the Settlement, the Plan of Allocation, the request for an award of Attorneys’ Fees and Expenses of Plaintiffs’ Counsel; provided, however, no person shall be heard in opposition to the Settlement and, if the Settlement is approved, the judgment entered thereon, and no papers or briefs submitted by any such person shall be accepted or considered by the Court unless, on or before fourteen (14) days prior to the date fixed by this Court for the Final Settlement Hearing, such Class Member: (a) has filed with the Clerk of’ the Court a notice of intention to appear together with a statement that indicates the basis for such opposition along with any supporting documentation, including proof of membership in the Class; and (b) has served copies of such notice, statement, and documentation together with copies of any other papers or briefs filed with the Court, either in person or by mail, upon the following counsel:

Lead Litigation Counsel:	Defendants’ Counsel:

CHIMICLES & TIKELLIS LLP	GREENBERG TRAURIG, LLP
Nicholas E. Chimicles, Esquire	Kenneth A. Lapatine, Esquire
One Haverford Centre	The MetLife Building
361 West Lancaster Avenue	200 Park Avenue
Haverford, PA 19041	New York, NY 10166

ARNOLD & PORTER, LLP
Scott B. Schrieber, Esquire
555 Twelfth Street, NW
Washington, DC 20004
     19. Three (3) business days before the date fixed by this Court for the Final Settlement Hearing, Co-Lead Counsel shall cause to be filed with the Clerk of this Court: (a) a list of Opt-Outs who made timely and proper Exclusion Requests; and (b) a response to any timely filed objections to the Settlement, Plan of Allocation, or request for an award of Attorneys’ Fees and Expenses of Plaintiffs’ Counsel.
     20. The Final Settlement Hearing shall be held before the undersigned at                     a.m. on                     , 2006, United States District Court for the Middle District of Florida, Courtroom No. 3, George C. Young U.S. Courthouse and Federal Bldg., 80 N. Hughey Avenue, Orlando, FL 32801, to consider: the fairness, reasonableness, and adequacy of the Stipulation of Settlement; the fairness, reasonableness, and adequacy of the Plan of Allocation; whether the Proxy Class and the Purchaser Class should be finally certified for purposes of Settlement; whether the Settlement should be finally approved; the entry of a

Judgment dismissing the Action with prejudice; the request of Plaintiffs’ Counsel for Attorneys’ Fees and Expenses; and other related matters.
     21. The Settling Defendants shall have no role in or responsibility for review or evaluation of the Plan of Allocation, but will be permitted to review the Plan of Allocation. The Settling Defendants will take no position with respect to such proposed Plan of Allocation, the Plan of Allocation being a matter separate and apart from the Settlement between the Parties, and accordingly, any decision by the Court concerning the Plan of Allocation shall not affect the validity or finality of the Settlement, and the Released Persons shall have no liability with respect to any claim arising out of the Plan of Allocation.
     22. Briefs in support of the Settlement and the Plan of Allocation and in support of the request for payment of Attorneys’ Fees and Expenses of Plaintiffs’ Counsel, claims administration costs, and all other matters (other than responses to timely filed objections) shall be filed with the Clerk of the Court on or before fourteen (14) days prior to the Final Settlement Hearing.
     23. All members of the Class, except those members of the Purchaser Class who validly Opt-Out and submit timely Exclusion Requests, shall be bound by all determinations and judgments in the Action concerning the Settlement, whether favorable or unfavorable to the Class.
     24. Lead Litigation Counsel is hereby authorized to enter into the Escrow Agency Agreement (Exhibit B to the Stipulation of Settlement) with the Investment Agent to establish and operate the Settlement Fund, as described in the Stipulation of Settlement, in anticipation of the Final Settlement Hearing.

     25. The Court reserves the right to adjourn the Final Settlement Hearing from time to time without further notice by adjournment announced in open court and to rule upon the Settlement, the Plan of Allocation or the award of Attorneys’ Fees and Expenses to Plaintiffs’ Counsel at any time after the Final Settlement Hearing.
     26. All proceedings in the Action, other than such as may be necessary to carry out the terms and conditions of the Stipulation of Settlement or the responsibilities related or incidental thereto, are stayed and suspended until further Order of this Court.
     27. Pending resolution of these settlement proceedings, no other action now pending or hereafter filed arising out of all or any part of the subject matter of the Action shall be maintained as a class action, and, except as provided by this or further order of this Court, for good cause shown, all putative Class Members are hereby enjoined during the pendency of these settlement proceedings from filing or prosecuting purported class actions against any Released Person with respect to any of the Settled Claims.
     28. If the Settlement is not approved or consummated for any reason whatsoever, the Settlement and all proceedings in connection with the Settlement shall be without prejudice to the status quo ante rights of the Parties to the Action, except insofar as the Stipulation of Settlement expressly provides to the contrary.
     29. Neither the Stipulation of Settlement nor the Settlement contained therein, nor any of the negotiations or proceedings connected with it, nor any act performed or document executed pursuant to or in furtherance of the Stipulation of Settlement or the Settlement: (a) is or may be deemed to be, or may be used as, an admission of, or evidence of, the validity of any Settled Claim, or of any wrongdoing or liability of the Released Persons; or (b) is or may be deemed to be, or may be used as, an admission of, or evidence of, any fault or omission of any of the Released Persons in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal.
ENTERED this                      day of                     , 2006.

BY THE COURT:

Hon. Gregory A. Presnell

EXHIBIT E

PROMISSORY NOTE NO. 1

Maker:	CNL Hotels & Resorts Inc.[1] (“CHR” or the “REIT”)

Payee:	Chimicles & Tikellis LLP, as Lead Litigation Counsel for the benefit of the Court-certified Purchaser Class, One Haverford Centre, 361 West Lancaster Ave., Haverford, PA 19041

Principal Amount:	$3,700,000

Maturity Date:	January 15, 2007

Issuance Date of Note:	, 2006
PROMISE TO PAY. For value received, the undersigned CHR (“Maker”) promises to pay to Chimicles & Tikellis LLP as attorneys for the benefit of the Purchaser Class (“Payee”) in lawful money of the United States of America, the principal amount of three million seven hundred thousand dollars ($3,700,000) to be paid in full by January 15, 2007 (“Maturity”).
This Note is one of 3 promissory notes (each substantially in the form of this Note) of even date made by the Maker to the Payee (collectively, the “Notes”).
1. PAYMENT. Maker will pay to Payee at Maturity all principal, subject to the provisions as to acceleration and prepayment below. Payment shall be made in lawful tender of the United States. Maker will pay Payee at Payee’s address shown above or at such other place Payee may from time to time designate in writing. Unless Maker has obtained Payee’s written consent to another form of payment, such payment shall be made by wire transfer of immediately available funds no later than 2:00 p.m. eastern standard time on the due date of the payment, in accordance with Payee’s payment instructions.
This Note may be prepaid, in whole or in part, at any time without premium or penalty. Any partial prepayment of this Note shall be in an amount of at least $500,000. Payee shall note each prepayment or repayment of this Promissory Note on the grid attached as Schedule A to this Note.
If the date of Maturity is a day other than a Business Day, then the payment of all amounts due and owing under this Note shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in any computation of payment of interest hereunder. As used herein, “Business Day” means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in Florida.

[1]	Unless otherwise indicated, capitalized terms used herein shall have the same meaning used in the Stipulation of Settlement dated April 3, 2006.

2. INTEREST AFTER DEFAULT. Upon and during the continuation of an Event of Default, the interest rate shall be ten percent (10.000%) per annum, compounded annually, which shall immediately begin accruing on the total amount due on the remaining Notes, commencing on a date ninety (90) days prior to an Event of Default (as defined below).
3. DEFAULT. Each of the following events listed in clauses (a) through (e) below shall constitute an event of default (an “Event of Default”) under this Note:
     a. Payment. Any failure by Maker to make any payment when due under this Note or any of the other Notes, if Maker, after receiving written notice from Payee demanding such payment, fails to make such payment within five (5) Business Days of receipt of such notice.
     b. Debtor Relief Laws. CHR institutes or consents to the institution of any proceeding under Debtor Relief Laws with respect to itself or its assets, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed for CHR or any substantial part of its property without the application or consent of CHR, and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under Debtor Relief Laws relating to CHR, or to all or any substantial part of its property, is instituted without the consent of CHR and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding. As used in this Note, “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.
     c. Dissolution; Liquidation. The liquidation of CHR’s assets in accordance with its Charter and Maryland law or if any order, judgment or decree shall be entered against CHR decreeing the dissolution, liquidation or split up of CHR and such order shall remain undischarged, undismissed or unstayed for a period in excess of ninety (90) calendar days.
     d. Sale of Assets. Any transaction or series of transactions whereby CHR sells, grants, transfers, conveys or relinquishes its ownership of more than 50% of its assets (including any event with respect to any property which gives rise to a significant amount of insurance proceeds or condemnation awards), and the net proceeds of such transaction(s) are not reinvested in one or more properties within one hundred eighty (180) days thereafter, unless Maker obtains the prior written consent of the Payee. For purposes of this Note, 50% of assets shall be calculated as the gross sale price of the assets to be sold divided by the gross value of all assets owned by CHR as of the end of the fiscal quarter immediately preceding the proposed sale.
     e. Default in Favor of Third Parties. If an acceleration occurs with respect to (i) the $1.525 billion loan agreement that was entered into on January 9, 2006 by CHR and German American Capital Corporation (“GACC”), an affiliate of Deutsche Bank Securities Inc., with a maturity date of February 1, 2011 (the “New CMBS Loan) or (ii) indebtedness entered into by CHR to replace the New CMBS Loan.
     If an Event of Default shall occur and be continuing, the entire unpaid principal amount of this Note, and all other Notes, and all other sums due and payable hereunder, and on all other Notes, shall accelerate and become immediately due and payable hereunder.
4. ORDERLY LIQUIDATION. Section 3(c) herein shall not apply to an orderly liquidation of Maker commenced prior to December 31, 2007 in accordance with its Charter. If a liquidation event occurs, pursuant to the Articles of Incorporation, this provision will apply. As used in this Note, a liquidation event will include a sale of assets, merger, consolidation, acquisition or other business combination.
     a. If an orderly liquidation occurs pursuant to which the Maker’s assets are sold over a period of time, then Maker shall establish an interest bearing escrow account for the benefit of Purchaser Class. Liquidation proceeds in an amount equal to the then current outstanding principal due on the Notes will be deposited in the escrow account before any liquidating distribution is made to shareholders. Interest accruing and paid with respect to funds in such account shall inure to the benefit of Maker’s shareholders generally.
     b. If the liquidation event involves a transaction in which CHR’s shareholders are to receive securities of a successor entity as consideration for their stock, and if there is a dispute among the Parties as to whether the transaction adversely effects the ability of the surviving company to timely satisfy its obligations under the Notes, the Court will retain jurisdiction to determine whether the then outstanding principal due on the Notes will become due and payable to Payee no later than the effective date of such transaction, unless Maker obtains Payee’s written consent (not to be unreasonably withheld, delayed or conditioned) to the assignment of the Notes to the successor entity.
     c. If the liquidation event involves a merger, consolidation, acquisition or other business combination where CHR’s shareholders receive cash as consideration for their stock, Maker shall cause to be established an interest bearing escrow account for the benefit of the Purchaser Class. Merger, consolidation, acquisition or other business combination proceeds in an amount equal to the then current outstanding principal due on the Notes is to be deposited in the escrow account before any payment is made to CHR’s shareholders. Interest accruing and paid with respect to funds in such account shall inure to the benefit of CHR’s shareholders generally.
5. PAYEE’S RIGHTS. Upon the occurrence and during the continuation of an Event of Default, Payee may, after giving such notices as required by applicable law, after giving effect to the waivers contained herein, declare the entire unpaid principal balance on this Note, and all Notes, and all accrued unpaid interest, immediately due, and then Maker will pay that amount.
6. COVENANTS OF MAKER. So long as any principal or interest due hereunder shall remain unpaid, Maker agrees that Maker shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents, and assurances and perform such acts as Maker shall deem necessary or appropriate to effectuate the purpose of this Note, and promptly provide Payee with evidence of the foregoing reasonably satisfactory in form and substance to Payee.
7. SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Maker, its legal representatives (including trustees in bankruptcy), successors, and permitted assigns, and shall inure to the benefit of Payee. The Maker may assign its obligations under this Note, pursuant to a combination, merger, or any other business transaction whereby Maker’s obligations under the Notes is conveyed, transferred, or assigned to another entity, with the prior written consent of the Payee (not to be unreasonably withheld, delayed or conditioned).
8. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service, or (c) when telecopied (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
For Payee:
Nicholas E. Chimicles, Esquire
Chimicles & Tikellis LLP
One Haverford Centre
361 W. Lancaster Ave.
Haverford, PA 19041
Telephone: (610) 642-8500
Facsimile: (610) 649-3633
For Maker:
Greerson G. McMullen, Esquire
CNL Hotels & Resorts, Inc.
420 South Orange Avenue
Orlando, Florida 32801-3313
Telephone: (407) 650-1151
          -and-
Kenneth A. Lapatine, Esquire
Greenberg Traurig LLP

200 Park Avenue
New York, New York 10166
Telephone: (212) 801-9200
Facsimile: (212) 801-6400
9. GENERAL PROVISIONS.
     a. Waiver. Maker and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest, notice of dishonor and any other notice of any kind whatsoever. Upon any change in the terms of this Note, no parry who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Note will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Note can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the tight of the party giving such notice or demand to take further action without notice or demand as provided in this Note.
     b. Severability. The provisions of this Note shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Any provision or part of this Note which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.
10. ATTORNEYS’ FEES; EXPENSES. Payee may hire or pay someone else to help collect this Note if Maker does not pay. Maker will pay Payee the reasonable expenses Payee incurs to collect during the continuance of an Event of Default. This includes, subject to any limits under applicable law, Payee’s reasonable attorneys’ fees and Payee’s reasonable legal expenses, whether or not there is a lawsuit, including reasonable attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Maker also will pay any court costs, in addition to all other sums provided by law.
11. JURY WAIVER. Maker and Payee hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Maker or Payee against the other in connection with this Note.

12. GOVERNING LAW. This Note will be governed by, construed or enforced in accordance with the laws of the State of Florida without giving effect to that state’s choice of law principles.
13. JURISDICTION AND VENUE. Maker hereby (i) submits to the exclusive jurisdiction of the courts of the State of Florida and the Federal courts of the United States sitting in the State of Florida for the purpose of any action or proceeding arising out of or relating to this Note, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts in and of the State of Florida, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.
     IN WITNESS WHEREOF, the Maker has caused this instrument to be duly executed as of the date first set forth above.

CNL HOTELS & RESORTS, INC.

By:

Name:
Title:

Schedule A
PAYMENTS

	Principal Amount of	Unpaid Principal	Notation Made
Date	Loan Repaid	Balance	By

EXHIBIT F
United States District Court
Middle District Of Florida
Orlando Division

IN RE CNL HOTELS & RESORTS, INC.	Case No. 6:04-cv-1231-Orl-31KRS
SECURITIES LITIGATION
SUMMARY NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF CLASS ACTION

TO:	ALL PERSONS WHO PURCHASED OR OTHERWISE ACQUIRED ANY SECURITIES OF CNL HOTELS & RESORTS, INC. (F/K/A CNL HOSPITALITY PROPERTIES, INC.) (“CHR”) PURSUANT TO OR BY MEANS OF CHR’S OFFERINGS, REGISTRATION STATEMENTS, AND/OR PROSPECTUSES BETWEEN AUGUST 16, 2001 AND AUGUST 16, 2004, INCLUSIVE (“CLASS PERIOD”) (“PURCHASER CLASS”);
AND / OR

ALL PERSONS WHO WERE CHR STOCKHOLDERS ENTITLED TO VOTE ON THE PROPOSALS PRESENTED IN CHR’S PROXY STATEMENT DATED JUNE 21,2004 (“PROXY CLASS”).
YOU ARE HEREBY NOTIFIED that the above-captioned Action has been certified as a class action for the purpose of the proposed Settlement. The Settlement has two principal components:
     1. The Proxy Class claims are proposed to be settled by (a) CHR’s entering into an Amended Merger Agreement, subject to shareholder approval, which significantly reduces the amount that CHR will pay to acquire its Advisor, CNL Hospitality Corp., compared to the Original Merger Agreement approved by CHR stockholders pursuant to the June 2004 Proxy; (b) CHR’s entering into certain Advisor Fee Reduction Agreements, which significantly reduces certain historic, current, and future advisory fees that CHR pays its Advisor before the Merger; and (C) the adoption of certain corporate governance provisions by the CHR Board of Directors. Those Settling Defendants who were directors of CHR during the negotiation and execution of the Amended Merger Agreement and the Advisor Fee Reduction Agreements (the “New Agreements”) have acknowledged that this Action was among the material factors taken into account in connection with the terms of the New Agreements. It is Plaintiffs’ position that the net amount that CHR will pay in merger consideration and for advisory fees as a result of the New Agreements will be approximately $200,000,000 less than CHR would have paid under the terms of the Original Merger Agreement and the prior advisory fee structure had the Original Merger Agreement become effective on a timely basis.

     2. The Purchaser Class claims are proposed to be settled by Settling Defendants’ payment of $35,000,000, payable in three annual installments (January 2007 to January 2009). These monies, after payment of fees and expenses, will be distributed pursuant to a Plan of Allocation to all eligible members of the Purchaser Class.
The Settlement will resolve all claims, including known and unknown claims that could have been alleged in the Action through the date when Judgment is entered dismissing the Action with prejudice, of Named Plaintiffs and the Proxy Class and the Purchaser Class against all present and former Defendants and their affiliates, including CNL Hotels & Resorts, Inc. (f/k/a CNL Hospitality Properties, Inc.)(“CHR”), CNL Securities Corp. (“CSC”), CNL Hospitality Corp. (the “Advisor”), James M. Seneff, Jr., Robert A. Bourne, Thomas J. Hutchison Ill, John A. Griswold, Charles E. Adams, Lawrence A. Dustin, Craig M. McAllaster, and Robert E. Parsons, Jr. (“Settling Defendants”). A hearing will be held on ______ 2006, at ______a.m./p.m., before the Honorable Hon. Gregory A. Presnell at the United States District Court for the Middle District of Florida (“Court”), Courtroom No. 3, George C. Young U.S. Courthouse and Federal Bldg., 80 N. Hughey Avenue, Orlando, FL 32801 (“Final Settlement Hearing”) to determine whether the proposed Settlement and Plan of Allocation should be approved by the Court as fair, reasonable, and adequate, and to consider the application of Plaintiffs’ Counsel for attorneys’ fees and reimbursement of litigation expenses.
IF YOU ARE A MEMBER OF THE CLASSES DESCRIBED ABOVE AND MORE FULLY IN THE CLASS NOTICE, YOUR RIGHTS WILL BE AFFECTED BY THE SETTLEMENT. IF YOU ARE A MEMBER OF THE PURCHASER CLASS YOU MAY BE ENTITLED TO SHARE IN THE NET SETTLEMENT CONSIDERATION. If you have not yet received the Notice of Pendency and Proposed Settlement of Class Action (the “Class Notice”), you may obtain copies of this and related documents by contacting: In re CNL Hotels & Resorts, Inc. Securities Litigation, c/o Complete Claim Solutions, Inc., Claims Administrator, 319 Clematis St., Suite 300 [P.O. Box ___], West Palm Beach, FL 33401, (800) 930-0057. Copies of the Class Notice and related documents also may be downloaded from: www.chimicles.com or www.completeclaimsolutions.com. If you are a member of the Purchaser Class, and you purchased your shares from the Company, you will be receiving an Investment Data Form and you will be asked to verify its accuracy and communicate corrections to the claims administrator. If you bought or sold CNL stock other than through the Company, you will be asked to file a Proof of Claim by ______in order to participate in the Net Settlement Consideration you may be entitled to share in the distribution of the Net Settlement Consideration. You will be bound by any judgment entered in the Action whether or not you make a claim.
IF YOU DESIRE TO BE EXCLUDED FROM THE PURCHASER CLASS, you must file a request for exclusion by ______ 2006, in the manner and form explained in the Class Notice. All Purchaser Class Members who do not request exclusion from the Purchaser Class will be bound by any judgment entered in the Action. Members of the Proxy Class, which is certified pursuant to Federal Rule of Civil Procedure 23(b)(2), shall not have the right to opt out or request exclusion from the Proxy Class.
ANY OBJECTION TO THE PROPOSED SETTLEMENT, Plan of Allocation or application for attorneys’ fees and reimbursement of litigation expenses must be filed with the Court and delivered to counsel for the Parties, in the manner and form explained in the Class Notice, no later than ______, 2006.
PLEASE DO NOT CONTACT THE COURT OR THE CLERK’S OFFICE REGARDING THIS NOTICE.
INQUIRIES MAY BE MADE TO:
Nicholas E. Chimicles, Esq.
Kimberly M. Donaldson, Esq.
CHIMICLES & TIKELLIS LLP
361 West Lancaster Avenue
Haverford, PA 19041
Phone: (610) 642-8500
Fax: (610) 649-3633
Email: CNLHoteIsSettlement@Chimicles.com
www.chimicles.com
Lead Litigation Counsel

Lawrence A. Sucharow, Esq.	Lawrence P. Kolker, Esq.
LABATON SUCHAROW & RUDOFF LLP	WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP
100 Park Avenue	270 Madison Avenue
New York, NY 10017	New York, New York 10016
Telephone: (212) 907-0700	Telephone: (212) 545-4600
www.labaton.com	www.whafh.com
Co-Lead Counsel	Co-Lead Counsel

DATED: ,2006	BY ORDER OF THE UNITED STATES DISTRICT COURT

FOR THE MIDDLE DISTRICT OF FLORIDA